UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Heidrick & Struggles International, Inc.

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LETTER TO STOCKHOLDERS

April 16, 2021

Dear Fellow Stockholders,

In 2020, nearly every aspect of our lives was transformed as we contended with the COVID-19 crisis and its ensuing impact on our families, communities and economies around the globe. In addition, in the United States and many other parts of the world, we confronted long-standing issues of systemic racism and social injustice. Amidst all these challenges, we saw leaders and organizations globally gain a renewed sense of purpose and willingness to come together to drive positive change.

Notably, in 2020 Heidrick & Struggles never stopped innovating, demonstrating our agility, resilience and unfailing commitment to support our teams and advise our clients in new and different ways. I am so proud of our firm’s ability to meet the moment and all that we accomplished last year. Key highlights include:

•	Performed better than we have historically in past recessionary periods and ended 2020 with a very strong balance sheet, no debt and the strongest liquidity position in the firm’s history.

•	Continued to deliver a premium experience to our clients, seamlessly pivoting to virtual offerings and convening more than 3,000 leaders virtually over the course of the year.

•

Confirmed over 4,500 assignments in Search, only 6% lower than the previous year, deployed our proprietary Infinity Framework (assessment) on more than 14,000 candidates, and executed 100% of our engagements on Heidrick Connect (technology platform) globally, further demonstrating our ability to work virtually.

•

Launched our global Diversity & Inclusion (“D&I”) Practice, a unique offering in the marketplace which brings together our search and consulting capabilities to help companies go beyond just hiring diverse leaders to also focus on creating inclusive leaders, cultures and organizations to accelerate business performance.

•

Innovated around the future of leadership assessment and introduced new proprietary tools, including our Agile Leader Potential (ALP) tool, our CEO Success Profile tool and our new Culture Signature assessment tool, which provides expanded insights on workplace culture.

•

Increased cross-collaboration between our Executive Search and Consulting businesses and created significant opportunities that are helping us drive a robust new business pipeline and scale in target markets.

•	Enhanced the way we operate and reduced our costs while remaining committed to driving our strategic investments in diversification, data and tech-enablement.

With the rollout of vaccines across the world, I am optimistic that 2021 will be a year of accomplishments for our firm as we plan to emerge even stronger, profitably grow our business, and continue to invest in innovative, tech-enabled solutions that help our clients address their most pressing leadership and culture issues. Consistent with our strategic plan, we are committed to growing our business by going to market as one firm with a robust, integrated value proposition. To achieve our objectives, we will focus on three Growth Initiatives, which include:

1.	Growing the scale and impact of both our Search and Consulting businesses and delivering a premium service experience to our clients,

2.	Expanding the development of our leadership solutions and capabilities to address new and ongoing client imperatives and

3.	Investing in new product development and innovative, tech-driven offerings to drive future growth and shareholder value.

More specifically, this involves deepening and growing the client relationships we have built at the top of the organizations we work with, and continuing to advise them on their current and future talent development needs, as well as their top leadership and organization priorities. At the same time, we are actively moving forward with strategic long-term initiatives that will maximize our core brand and premium positioning in the marketplace, and allow us to move into adjacent and complementary areas, while maintaining a strong balance sheet, paying our dividend and creating long-term shareholder value. We are excited about 2021 and look forward to advancing the opportunities we have ahead of us to accelerate our performance and transformation.

I would like to thank Clare M. Chapman for her extraordinary service as a member of our Board of Directors. I also want to announce that Ms. Chapman will not stand for reelection this year. Since joining our Board in 2016, Clare has played a critical role as the Human Resources and Compensation Committee Chair, in addition to serving on the Nominating and Board Governance Committee. I would like to thank Clare for the strong leadership and counsel she has provided to our Board and the firm’s leadership and employees, and for her many important contributions in helping us continue to build and develop an engaging and thriving culture and organization. We wish Ms. Chapman much success with regard to her other professional commitments.

Similar to last year, we will conduct our 2021 Annual Meeting in a virtual format with no physical in-person meeting. As we continue to navigate through the pandemic, hosting this meeting virtually will help ensure the health and safety of our employees, stockholders, Management and Board. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You can attend the 2021 Annual Meeting by visiting www.virtualshareholdermeeting.com/HSII2021 where you will be able to listen to the meeting live, submit questions and vote. Information about attending the 2021 Annual Meeting and voting your shares may be found in the Notice of 2021 Annual Meeting of Stockholders and Proxy Statement. The Notice of the 2021 Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the upcoming Annual Meeting.

Your vote is very important to us. Whether or not you plan to attend the 2021 Annual Meeting online, we encourage you to vote promptly. You can vote via the internet, by telephone, by mail or by attending and voting online during the Annual Meeting. We hope that you vote your shares, which in turn helps us ensure that our corporate governance practices, decisions and strategy all remain aligned with the priorities of our stockholders and other stakeholders. Regular, transparent interaction with our stockholders is a cornerstone of our corporate governance practices.

On behalf of our Board, we thank you for your continued support and investment in our firm.	Sincerely, Krishnan Rajagopalan President and Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS OF HEIDRICK & STRUGGLES INTERNATIONAL, INC.

Date and Time

May 27, 2021

8:00 a.m., Central Time

Online check-in will be available beginning at 7:45 a.m. Central Time. Please allow ample time for the online check-in process.

Place*

The Annual Meeting will be held entirely online at: www.virtualshareholdermeeting.com/HSII2021

* In light of COVID-19, for the safety of all of our people, including our stockholders, and taking into account federal, state and local guidance that has been issued, we have determined that the 2021 Annual Meeting will be held in a virtual meeting format only, via the internet, with no physical in-person meeting.

If you plan to participate in the virtual meeting, please see “Questions and Answers About the Proxy Materials and the Annual Meeting.” Stockholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the internet.

Items of Business

Stockholders are being asked to vote on the three agenda items described below and to consider any other business properly brought before the 2021 Annual Meeting and any adjournment or postponement of the meeting:

1.  Election to our Board of Directors of the seven director nominees named in the attached Proxy Statement.

2.  An advisory vote to approve named executive officer compensation (say on pay).

3.  Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the 2021 fiscal year.

To participate in the 2021 Annual Meeting, you will need the 16-digit control number included on your proxy card or on any additional voting instructions accompanying these proxy materials.

Record Date

The Record Date for the determination of the stockholders entitled to vote at our Annual Meeting, and any adjournments or postponements thereof, was the close of business on March 31, 2021.

Distribution of Materials

This Notice, the Proxy Statement, the accompanying proxy card and our Form 10-K for the period ended December 31, 2020 are being distributed to stockholders beginning on or about April 23, 2021. These documents are also available on our website at http://www.heidrick.com/proxy.

On behalf of the Board of Directors, Kamau A. Coar Chief Legal Officer & Chief Inclusion Officer

PROXY STATEMENT

We are providing the enclosed proxy materials to you in connection with the solicitation by the board of directors (together the “Board”) of Heidrick & Struggles International, Inc. (“Heidrick & Struggles,” “Heidrick,” the “firm” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders to be held on May 27, 2021 (the “Annual Meeting”). The Annual Meeting will be held entirely online at www.virtualshareholdermeeting.com/HSII2021. We began distributing these proxy materials to our stockholders on or about April 23, 2021.

PROXY STATEMENT SUMMARY

This summary highlights information contained in the Proxy Statement. This summary data does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2020 performance, please review the Company’s Form 10-K for the year ended December 31, 2020.

2020 BUSINESS HIGHLIGHTS

2020 was an unprecedented year given the pandemic and challenging macro-economic headwinds. Despite extremely difficult market conditions, Heidrick ended the year with:

•	Full year revenue of $621.6 million.

•	A strong balance sheet with $336.5 million in cash and cash equivalents and marketable securities.

•

A solid foundation to execute its strategy in 2021, as the Company continues to build new product capabilities to address client imperatives, and expand and enhance the way it serves the executive space.

2020 ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY AND GOVERNANCE (ESG) HIGHLIGHTS

For all of us, 2020 was a year like no other, but its lessons gave us a greater sense of urgency and sharpened our focus on driving positive change, in our own firm and with our clients. As trusted advisors in boardrooms around the globe, one of the most consequential conversations we hear taking place and have the privilege of helping to shape is the conversation about sustainability and ESG issues.

At Heidrick & Struggles, we hold ourselves to the highest standards, and with the global pandemic and ongoing calls for racial equality and social justice, we have renewed our commitment to drive positive changes for our own employees.

Some highlights from our 2020 ESG efforts include:

•	We announced our Diversity & Inclusion principles and launched our new Diversity & Inclusion Practice to help our clients build more effective and representative organizations.

•	At the Board of Director level, 61% of our U.S. placements were diverse; globally, more than 60% of our initial proposed Board candidates were diverse, exceeding our Board Diversity Pledge.

•	Maintaining our own commitment to diversity, 37.5% of our own Board of Directors are now women and 25% are People of Color.

•	During the pandemic, we worked to ensure our employees were safe, first and foremost, and felt supported and able to be productive.

•	We formalized a new Flexible Workplace policy and created and delivered more than 700 learning experiences to give employees more control over their career development.

•	We began measuring our carbon footprint, and we committed to offsetting our carbon beginning in 2021.

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2020 COMPENSATION HIGHLIGHTS

•

Heidrick’s compensation program is guided by a pay-for-performance philosophy and expects the Company’s Named Executive Officers to initiate and carry out sustainable growth strategies and to create long-term value for both the Company and its stockholders.

•

Heidrick’s compensation program also strikes the appropriate balance between incentives needed to attract and retain the best talent, and those used to drive and reward both short-term goals and long-term stockholder value.

PROPOSALS SUBMITTED TO VOTE AT THE ANNUAL MEETING AND VOTING RECOMMENDATIONS

Item	Description		Recommendation	Page

	Election of Directors

	Elizabeth L. Axelrod	Krishnan Rajagopalan

1	Laszlo Bock	Stacey Rauch

	Lyle Logan	Adam Warby

	T. Willem Mesdag		For Each Nominee	13

2	Advisory Vote to Approve Named Executive Officer Compensation		For	25

3	Ratification of Independent Public Accounting Firm		For	53

We will also act upon any other business as may properly come before the Annual Meeting and any adjournments or postponements of that meeting. The Board or proxy holders will use their discretion on other matters that may arise at the Annual Meeting.

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WHO WE ARE

Heidrick is a leadership advisory firm, providing executive search and consulting services to businesses and business leaders worldwide by helping them to improve the effectiveness of their leadership teams. More specifically, the Company provides executive search and leadership consulting services through the expertise of over 425 consultants located in major cities around the world. We are a publicly traded company with shares listed on the Nasdaq Stock Market.

At our core, we help boards and leadership teams to be successful. We place importance on building strong partnerships with our clients in order to ensure their satisfaction. The aim of these services is to create leaders, teams and companies that thrive. Our service offerings include:

EXECUTIVE SEARCH

We partner with our clients—respected organizations across the globe—to help them build and sustain the best leadership teams in the world, with a special focus on placing top-level senior executives. Through our unique relationship-based, data-driven approach, we help our clients find the right leaders, set them up for success, and accelerate their performance and their team’s.

We form cross-sector consultant search teams for each client to offer geographical knowledge, industry insights or expertise based on the particular role the client is looking to fill. By taking advantage of our global presence in this way, we are able provide our clients with best-in-class market intelligence and service.

Our Executive Search consultants also specialize in searches for specific “C-level” functional officers, such as Chief Executive Officer & Board Directors; Human Resources Officers; Financial Officers; Information and Technology Officers; and others.

HEIDRICK CONSULTING

As a complement and extension of our search services, we partner with organizations through Heidrick Consulting to unlock the power of their people. Our tools and experts use data and technology to bring science to the art of human capital development and organizational design. Our services allow our clients to accelerate their strategies and the effectiveness of individual leaders, teams and organizations as a whole.

Heidrick Consulting offers our clients groundbreaking approaches to human capital development through a myriad of solutions, ranging from leadership assessment and development, team and organization acceleration, digital acceleration and innovation, diversity and inclusion advisory services, and culture shaping.

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”)

At Heidrick, we help our clients change the world, one leadership team at a time. Heidrick recognizes the importance of ESG issues to stockholders and formed a global cross-functional team, including members of our Legal Department, Human Resources Department and our Sustainability practice, among others, to monitor our ESG efforts. Our ESG priorities are centered around six foundational pillars which have both internal and client-facing significance, as outlined further below:

SERVING CLIENTS: FINDING LEADERSHIP SOLUTIONS

To meet the challenges of 2020 we quickly pivoted to serving clients virtually, continuing to provide our clients with leaders and leadership advice in a year when they needed it most. Despite the COVID-19 pandemic, we helped our clients find and place thousands of top senior executives and board members in 2020, and we expanded our offerings in Heidrick Consulting to continue to meet our client’s most pressing challenges.

DIVERSITY & INCLUSION: DRIVING CHANGE IN OUR FIRM AND YOURS

In June 2020, our President and CEO, Krishnan Rajagopalan, penned an open letter addressing the civil unrest that arose in response to historic and ongoing violence against the Black community in the United States. In it, he reaffirmed our stance that we are unwavering in our commitment to develop meaningful ways to use our voice, our resources and our platform to combat racism, prejudice and discrimination in service of our purpose—to help change the world, one leadership team at a time.

In August 2020, we announced our new Diversity & Inclusion Principles, and our public stance against racism and discrimination:

•

We Create. We create a culture of inclusion where everyone is valued and respected. We create a culture that embraces differences and encourages authenticity. We create innovation by maximizing the contributions of our diverse populations. We offer services to our clients to help them do the same.

•

We Invest. We invest in the advancement, experience and success of diverse talent within our organization. We invest in leaders both internally and externally who are inclusive and empathetic and champion diversity. We invest in our communities, specifically targeting those groups who have been historically underrepresented and disadvantaged.

•

We Build. We build talent pipelines for our clients and ourselves that intentionally target and develop diverse talent. We build diverse and inclusive teams to best represent our clients and their interests. We build innovative solutions to

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enhance the success of diverse individuals. We build quantifiable measures that define and track diversity statistics to create accountability.

PEOPLE: WINNING TEAMS COME FROM AN EXTRAORDINARY CULTURE, AND A PROGRESSIVE CULTURE STARTS AT THE TOP

As leaders in helping clients attract, develop, and retain great talent, we are constantly learning and promoting management best practices, which we also seek to incorporate into our own firm. We therefore strive to create an open, inclusive, and committed culture where our employees find fulfillment through their jobs and can deliver their best because they feel safe bringing their whole selves to work. This work begins by implementing policies and programs that support our employees’ success by creating a welcoming environment that is free from harassment, providing growth opportunities, and providing care through health and wellness benefits.

Our organization is governed according to our values and ethics by our Board of Directors and Management Team. Through its committee meetings and regular interactions with senior leadership, our Board of Directors provides strategic direction to our Executive Search and Heidrick Consulting operations while encouraging the development of new initiatives to ensure we continuously meet stakeholder needs and set industry standards.

COMMUNITY: LENDING A HAND TO OUR NEIGHBORS

We strongly believe that the benefits of our success and scale should enrich all of our stakeholders, especially the communities in which we operate. We are committed to being responsible global and corporate citizens by positively contributing to the communities in which we work and live. In 2020:

•	We donated over $57,000 to COVID-19 relief efforts

•	We donated roughly $340,000 to charities worldwide

•	We completed over 1,000 hours of pro-bono work to nonprofits, and select for-profit organizations around the world, that meet our criteria to receive assistance.

ENVIRONMENTAL SUSTAINABILITY: SHRINKING OUR CARBON FOOTPRINT

As one of the world’s largest executive recruiting and leadership advisory firms, we recognize the impact our offices and operations have on the planet and we acknowledge our responsibility to reduce our environmental impact where possible. We care about our communities—local and global—and we are committed to measuring our impact on the world, creating transparency around our activities and pursuing environmental sustainability initiatives.

In 2019, we began studying our carbon footprint with the goal of measuring, reducing and developing plans to neutralize it. In our business, much of our carbon relates to air travel and real estate, both of which were significantly impacted by circumstances surrounding COVID-19.

In 2020, our use of air travel dropped precipitously, while our use of virtual meetings and interviews increased significantly, something we are likely to retain to some degree going forward. In the same vein, most of our employees began working strictly from home, which inspired us to reassess our total real estate footprint.

Heidrick serves clients through a network of 50 offices in 25 countries. We lease space in over 20 green buildings across the globe, including many LEED buildings in the U.S. We pursue environmental sustainability initiatives when building and maintaining our offices globally. In 2020 we initiated a review and reduction of our real estate footprint, and managed to reduce our office space by 8.4%.

STAKEHOLDER ENGAGEMENT: REACHING BEYOND OUR FOUR WALLS

We aspire to create deeper partnerships with organizations to drive and advance our purpose and our values throughout the world. As a result, we engage with the following stakeholders:

•	Clients and Potential Clients

•	Candidates and Potential Candidates

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•	Participants in our Consulting Services

•	Stockholders and Potential Stockholders

•	Employees and Potential employees

•	Vendors/Suppliers

We additionally have relationships with a broad array of respected global organizations that guide us in our journey including: The Economist Intelligence Unit, Fortune Magazine, The Executive Leadership Council, the National Association of Corporate Directors, the Hispanic Association on Corporate Responsibility, the World Economic Forum, Stanford University, the Latino Corporate Directors Association, the World Bank, INSEAD, the New World Alliance, the University of Oxford, Paradigm for Parity, ION, and Catalyst.

For our complete ESG story, we are proud to announce the Company’s first ever 2020 ESG Report, which can be found here: https://app.insight.heidrick.com/2020ESGReport1.

[1]	Please note that information available on our website is not incorporated into this proxy statement.

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Governance

Heidrick understands that corporate governance is not static, and as a result, we regularly monitor and evaluate best practices and new developments in corporate governance against our current practices. The value proposition of good governance extends beyond our own internal practices, as we serve as a trusted advisor to boards and C-Suites on myriad issues. Heidrick offers its clients an integrated suite of services and advisory expertise at the CEO and board level, ranging from the acquisition of talent to longer-term Succession Planning, Board Dynamics, and Culture Shaping.

Heidrick has built its reputation over the course of several decades on its core value of always acting with integrity. Our commitment to the highest levels of integrity and transparency in our business allows our investors to better assess risk and the value of our Company.

Internally, Heidrick’s governance requires oversight at all levels. Heidrick invests in its people who are responsible for keeping careful watch over the Company’s assets – whether they are monetary in value, confidential data assets or other assets entrusted to the Company.

Heidrick is committed to translating our values and strategy into measurable results, in order to improve our own performance on ESG issues that are material to our stockholders, the clients we serve, the candidates and participants with whom we interact and engage, and others with whom we work every day.

BOARD STRUCTURE

The current members of the Board of Directors are: Elizabeth L. Axelrod, Laszlo Bock, Clare M. Chapman, Lyle Logan, T. Willem Mesdag, Krishnan Rajagopalan, Stacey Rauch and Adam Warby. Ms. Chapman will not be standing for re-election to the Board at the Annual Meeting. As a result, following the Annual Meeting, our Board will have seven members.

The Board met six times during 2020. Each current member of our Board of Directors (individually, “Director”, and together, “Directors”) attended at least 75% of all of the meetings of the Board and committee on which they served.

Pursuant to our Director Attendance at Annual Meetings Policy contained in our Corporate Governance Guidelines, all Directors are expected to make every effort to attend the Company’s annual meeting of stockholders, and all of them did so in 2020. The Company believes that annual meetings provide an opportunity for stockholders to communicate with Directors.

BOARD LEADERSHIP

The Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board (the “Chairman”) and CEO and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and our stockholders. In the event that circumstances facing the Company change, a different leadership structure may be in the best interests of the Company and our stockholders. For this reason, our Board evaluates issues that may be relevant to our leadership structure as part of our annual Board self-evaluation process.

Mr. Adam Warby has served as our independent Chairman since June 6, 2019. The Chairman’s duties include coordinating the activities of the independent directors, coordinating the agenda for and moderating sessions of the Board’s independent directors, and facilitating communications among the other members of the Board. This structure also allows the CEO to focus his energies on the management of the Company. We believe this structure provides strong independent leadership and oversight for our Company and our Board, while positioning our CEO as the leader of the Company for our investors, counterparties, employees and other stakeholders.

Every director on our Board other than our CEO is independent. We believe that the number of independent, experienced Directors that make up our Board benefits our Company and our stockholders.

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DIRECTOR INDEPENDENCE

We determine the independence of all non-employee directors in accordance with the independence requirements of our Corporate Governance Guidelines, our Director Independence Standards, our Related Party Transaction Policy and the rules of the Nasdaq stock market (“Nasdaq Rules”). Our Corporate Governance Guidelines, our Director Independence Standards and Related Party Transaction Policy can be found at www.heidrick.com/Who-We-Are/Our-Leadership.

Pursuant to the policies listed above, we affirmatively assess whether each Director has a relationship that would interfere with the exercise of independent judgment pursuant to these policies and corporate governance best practices.

In addition to the Nominating and Board Governance Committee’s review, the Board conducts an annual review of director independence, during which the Board also considers transactions, relationships and arrangements between each Director or an immediate family member of the Director and each of the Company and our executive officers.

The Board has determined that each of the following non-employee directors qualifies as “independent” in accordance with the above listed guidelines, standards and rules: Elizabeth L. Axelrod, Laszlo Bock, Clare M. Chapman, Lyle Logan, T. Willem Mesdag, Stacey Rauch, and Adam Warby. As Krishnan Rajagopalan is employed by Heidrick as our President and CEO, he does not qualify as independent.

BOARD COMMITTEES

The Board has three standing committees: the Audit & Finance Committee (“AFC”), the Human Resources and Compensation Committee (“HRCC”) and the Nominating and Board Governance Committee (“NGC”). We have reviewed and determined that each of the members of the standing committees is independent under the provisions of our Corporate Governance Guidelines, our Director Independence Standards, our Related Party Transaction Policy, and Nasdaq Rules. The Board has approved a written charter for each standing committee, which we review annually and revised as appropriate. The charters define each committee’s roles and responsibilities. The charters are available on our website at: https://heidrick.com/Who-We-Are/Our-Leadership.

The table below outlines membership and the frequency of meetings for each Board committee in 2020.

Name	AFC	HRCC	NGC

Elizabeth L. Axelrod			Chair

Laszlo Bock

Clare M. Chapman		Chair

Lyle Logan

T. Willem Mesdag	Chair

Krishnan Rajagopalan (CEO)

Stacey Rauch

Adam Warby (Chairman)	Ex Officio

Number of Meetings in 2020	6	4	4

The Chairman is an ex officio member of the respective committees but is excluded from discussions regarding Chairman compensation. Additionally, the CEO is permitted to attend committee meetings only at the invitation of the respective committee. Accordingly, the CEO is not permitted to attend committee meetings when the independent directors meet in executive session, such as when independent directors conduct performance evaluations or discuss the compensation of the CEO, or any other portion of any committee meeting that the independent directors deem appropriate to conduct outside of the CEO’s presence for any reason.

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AUDIT & FINANCE COMMITTEE (AFC) The AFC serves as an independent committee to assist in Board oversight of:

AFC

The integrity of the Company’s financial statements

The Company’s compliance with legal and regulatory requirements

The independent registered public accounting firm’s appointment, retention, qualifications and independence

The Company’s risk, compliance and Internal Audit functions

The review and recommendation to the Board concerning the payment of dividends

The review of all related party transactions reported to the AFC by the NGC

Each member of the AFC is able to read and understand fundamental financial statements (as required under Nasdaq Rules) and meets the heightened standards of independence for audit committee members pursuant to the rules and regulations of the SEC (the “SEC Rules”). Messrs. Mesdag and Logan each qualify as an “audit committee financial expert” within the meaning of the SEC Rules and are presumed to be financially sophisticated for purposes of the Nasdaq Rules.

NOMINATING AND BOARD GOVERNANCE COMMITTEE (NGC) The NGC serves as an independent committee to assist the Board in determining:

NGC

The criteria for directors and the selection of nominees for election to the Board

Committee membership recommendations

The independence of directors and committee members under applicable standards

The Company’s corporate governance policies, including the Corporate Governance Guidelines and Code of Ethics

The form and amount of director compensation

Oversight of other board memberships/limits of directorships

CEO Succession

The Company’s ESG programs and disclosures

In addition, the NGC coordinates and assists the Board and its Committees with their annual evaluations. The NGC also reviews and approves related party transactions. All of the members of the NGC are independent within the meaning of the listing standards of Nasdaq and the Company’s Corporate Governance Guidelines, Director Independence Standards, and Related Party Transaction Policy which can be found at www.heidrick.com/Who-We-Are/Our-Leadership.

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HUMAN RESOURCES AND COMPENSATION COMMITTEE (HRCC) The HRCC serves as an independent committee to assist in Board oversight of:

HRCC

Administering, recommending and approving all elements of compensation for the CEO and other Executive Officers

Adopting, administering and approving equity-related incentives and awards under the Company’s equity compensation plans

Reviewing and approving terms of employment, severance or other compensation-related agreements for any Executive Officer or key employee

Approving the peer group used for the executive compensation benchmarking purposes

Providing oversight in connection with Company-wide compensation programs

Providing guidance on strategically critical human capital matters

Review annually, in consultation with senior management, the Company’s diversity and inclusion practices, key metrics, and talent pipelines

Each member of the HRCC meets the qualifications for compensation committee members pursuant to the Nasdaq Rules and is a “non-employee director” within the meaning of SEC Rule 16b-3.

BOARD OVERSIGHT OF RISK

Management is responsible for the day-to-day management and assessment of risk at the Company, including communication of the most material risks to the Board and its Committees. The Board provides oversight over the risk management practices implemented by Management, except for the oversight of risks that have been specifically delegated to a committee of the Board. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board maintains oversight over such risks through the receipt of reports from the respective committee chair to the full Board at each regularly-scheduled full Board meeting. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee.

In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes and policies designed and implemented by Management are adequate and functioning as designed. The Board performs its risk oversight function primarily through its committees as well as reports the Board receives directly from Management.

ENTERPRISE RISK

Management undertakes a regular review of a broad set of risks across the Company’s business and operations to identify, assess, prioritize and manage potential issues. Specific emphasis is placed on identifying those risks that could have the highest impact to the Company and its operations, and the highest likelihood of risk occurrence. Management’s risk assessment also takes into account input from the internal audit function which reports regularly to the AFC, and the Board receives ongoing updates from risk professionals on trends in risk management and in new risks facing the business. The Directors have direct access to risk professionals. As part of Management’s risk identification and mitigation efforts, along with the annual plans for managing and, where appropriate, mitigating significant Company risks that the Board receives, Management has created an Incident Response Plan (“IRP”) framework for review and discussion with the Board. The IRP framework articulates the reporting obligations for Management to inform the Board of significant incidents, and, where appropriate and possible, describe and delineate the Board and/or committee obligations with respect to such incidents, including identifying incidents requiring immediate Board oversight and input.

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COMPENSATION RISK

The Company periodically completes an inventory of its executive and non-executive compensation programs globally, with particular emphasis on incentive compensation plans and programs. Based on this inventory, the Company evaluates the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balance compensation opportunities and risk. Based on the Company’s periodic assessments, the Company has determined that none of its compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Company believes that its overall cash versus equity pay mix, variable versus fixed pay elements, balance of shorter-term versus longer-term performance-focused and revenue-focused versus profit-focused performance measures, stock ownership guidelines, and use of compensation “claw-backs” work together to provide its employees and executives with incentives to deliver outstanding performance to build long-term stockholder value, while taking only necessary and prudent risks.

CODE OF ETHICS

The Board has adopted a Code of Ethics (the “Code”) that applies to all of the Company’s employees, officers and directors, as well as independent contractors working on behalf of the Company. Through our Code, we establish clear ethical and professional guidelines, and work though several mechanisms to hold the Company collectively to the highest professional ethical standards.

The Code meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and also meets the requirements of a “code of business conduct and ethics” under Nasdaq Rules. All employees generally are required to certify that they have reviewed and are familiar with the Code annually. The Code can be located in its entirety on the Company’s website at https://www.heidrick.com/Who-We-Are/Our-Leadership.

ETHICSLINE

The Board also has established the Heidrick & Struggles EthicsLine (the “EthicsLine”), a service that provides a mechanism for reporting to the Company alleged breaches of any legal or regulatory obligations, financial fraud, including accounting, internal controls and auditing, or any alleged violation of the Code or corporate policies. The EthicsLine is a web-based and telephonic reporting hotline (toll free in the U.S.) available to all Company employees, contractors, vendors, stockholders, clients or other interested parties. The EthicsLine is administered by an independent third party that is separate from Heidrick and specializes in running whistleblower hotline programs for companies throughout the U.S. Calls are not recorded and callers may remain anonymous. The EthicsLine is operational 24 hours a day, seven days a week. To contact the EthicsLine, you may dial 800-735-0589 toll-free in the U.S. or 704-731-7242 outside the U.S. or by visiting www.Heidrick.ethicspoint.com.

DATA PRIVACY

Data is critical to our business. Trust in how we handle that data is essential. Over the course of 2020, we accelerated our ability to deliver remotely and digitally, while still ensuring the security of the data entrusted to us. We continue to build awareness and expertise around data ethics as we develop new and innovative ways of working with data and focus on a privacy by design approach globally.

Heidrick is privileged to interact with hundreds of thousands of individuals as they go on a professional journey of assessment, development and potentially new roles. This is something we do not take for granted. As an international business we are focused on local developments and introduced a Do Not Sell My Data option on our website in response to new data laws in California. We recognize the need to continue our efforts to make all our dealings in relation to personal data transparent, empowering individuals to make informed choices in the process.

Additionally, we maintain a Data Subject Rights Hotline designed to enable our data subjects to easily submit a Data Subject Rights request. The Data Subject Rights Hotline is a telephonic reporting hotline (toll free in the U.S.) administered by a third party that is separate and independent of Heidrick and specializes in running compliance hotline programs for companies throughout the U.S. The Data Subject Rights Hotline is operational 24 hours a day, seven days a week. Data subject rights requests may be submitted by visiting www.heidrickdsr.ethicspoint.com, or by calling our toll-free number: 1-844-916-1329.

Heidrick acknowledges that our clients, candidates and participants have growing expectations and interest in how data is handled and we have responded by equipping our staff with the knowledge, resources and subject matter experts to ensure we can meet those needs and demonstrate our practices. We continue to integrate data ethics training and awareness across the business, in addition to mandatory annual security training for all staff. It is important that all our staff understand and take responsibility for their actions when handling data. As a proud leader in our industry, we strive to set an example of best data practices.

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INFORMATION SECURITY AND CYBERSECURITY

Confidentiality and information security are core to our corporate vision and values. It takes a combination of people, technical safeguards and processes to protect information for which we are responsible. Our security program, policies, standards, processes, tools and talent are aligned with the purpose of preventing and mitigating any potential data leakage. We also continually evaluate operating effectiveness of our security measures. Some key safeguards we have undertaken include, but are not limited to:

•	Robust Information Security Policies based on the ISO 27001 framework.

•	Well documented processes to provide and remove access, security incident response, IT change control, and software development lifecycle.

•	Regular patch & vulnerability management and penetration testing.

•	Access provided on a “need to know” basis applied with “least privilege” principle.

•	Remote access using Multi-Factor Authentication for employees.

•	Use of world class data centers protected by robust physical and environmental controls.

•	Encrypted data transmission.

•	Our key SaaS providers undergo regular, independent SOC1/SOC2 audits.

•	Third Party information risk management processes.

•

Regular Security Awareness training, including annual online security awareness training required for all users of our systems. This interactive training covers topics like phishing, social engineering, mobile & device security and protection of sensitive information.

•	24/7/365 security monitoring.

The AFC, comprised entirely of independent Directors, assists the Board in its responsibilities of overseeing that the Company has established, documented, maintained and periodically reevaluates its processes with respect to cybersecurity. Management briefs the AFC on cybersecurity matters no less than once per year, and in 2020 Management provided cybersecurity updates to the AFC twice during the course of the year. Further, the Company’s enterprise level IT general controls are audited annually by the Company’s internal audit function and the Company’s independent registered public accounting firm, RSM US LLP.

The Company maintains a cyber enterprise risk management insurance policy, which would potentially defray the costs associated with a breach. In the last three years, the Company has not experienced an information security breach, and as a result, the Company’s net expenses associated with information security breaches have not impacted total revenue.

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PROPOSAL 1

Election of Directors

The Board recommends a vote “FOR” each of the director nominees named below. We have refreshed our Board over the past five years, as eight highly-qualified directors have been added since 2016. We believe that the Board possesses the appropriate mix of diversity in terms of gender, age, race, national origin, skills, experience, viewpoints and service on our Board and the boards of other organizations.

DIRECTOR NOMINEES

There are seven nominees to be considered for election to our Board of Directors: Elizabeth L. Axelrod, Laszlo Bock, Lyle Logan, T. Willem Mesdag, Krishnan Rajagopalan, Stacey Rauch and Adam Warby. All of the nominees currently serve as directors on the Board and were elected to the Board by the stockholders at the 2020 Annual Meeting of Stockholders. Each director nominee has agreed to be named in this Proxy Statement. As discussed above, Ms. Chapman has decided not to stand for reelection at the Annual Meeting. The Company acknowledges and appreciates Ms. Chapman’s five years of service and contributions to Heidrick & Struggles.

The Board Matrix below under “Criteria for Considering Director Nominees” summarizes the key qualifications, skills and attributes most relevant to the decision to nominate each candidate for service on the Board.

The nominees’ biographies below describe each candidate’s background and relevant experience in more detail. The nominees are identified and discussed in the paragraphs below for election at this year’s Annual Meeting and to each serve a one-year term expiring at the 2022 annual meeting. If any of them becomes unavailable to serve as a Director before the 2022 annual meeting of stockholders, the Board may select another candidate to stand for election.

CRITERIA FOR CONSIDERING DIRECTOR NOMINEES

In considering potential candidates for election to the Board, including with respect to incumbent Directors and stockholder recommended candidates, the NGC shall consider, among other qualifications that it deems appropriate, the following:

Potential Criteria

The potential candidate’s principal employment, occupation or association involving an active leadership role.	The potential candidate’s expertise or experience relevant to the Company’s business that would not be otherwise readily available to the Board.

The potential candidate’s personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.	The potential candidate’s time commitments, particularly the number of other boards on which the potential candidate may serve.

The potential candidate’s independence and absence of conflicts of interest as determined by the Director Independence Standards, the Nasdaq rules and other applicable laws, regulations and rules.	The potential candidate’s ability to bring diversity to the Board, including whether the potential candidate brings complementary skills, experience, viewpoints and self-identified diversity characteristics, including gender, age, ethnicity, and national origin.

The potential candidate’s financial literacy and expertise.

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Consistent with our company-wide priorities of diversity and inclusion, one of the criteria the NGC takes into account when considering potential candidates for election to the Board is the potential candidate’s ability to bring diversity to the Board. The NGC considers the self-identified diversity characteristics of each director or potential director candidate, including gender, age, ethnicity, skills, experience, viewpoints and service on our Board. Additional information about each nominee can be found below in the Board Matrix and in each of the Director Biographies below.

Stockholders who would like the NGC to consider their recommendations for director nominees should submit their recommendations to the Secretary of the Company at: Heidrick & Struggles International, Inc., Attn: Corporate Secretary, 233 S. Wacker Drive, Suite 4900, Chicago, Illinois 60606. Director nominee recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by the NGC as other suggested nominees.

DIRECTOR QUALIFICATIONS

The Board, acting through the NGC, considers its members, including those Directors being nominated for reelection to the Board at the Annual Meeting, to be highly qualified for service on the Board. Generally, the Board seeks individuals with broad-based experience and the background, judgment, independence, and integrity to represent the stockholders in overseeing the Company’s Management in their operation of the business.

The NGC reviewed, updated and evaluated the Board’s skill and experience matrix and evaluated each of the Directors’ qualifications against the Company’s long-term strategic plans. Within this framework, specific items relevant to the Board’s determination for each Director are listed in each Director’s biographical information beginning on page 16. The Directors’ ages are shown as of April 15, 2021. There are no family relationships among our Directors or named executive officers (“NEOs,” which term is the same as and used interchangeably with “Executive Officers”).

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BOARD MATRIX

Listed below are the skills and experience that we consider important for our Director nominees in light of our current business strategy and structure. The Directors’ biographies note each Director’s relevant experience, qualifications, and skills relative to this list.

SKILLS & EXPERIENCE

Experience	Axelrod	Bock	Logan	Mesdag	Rajagopalan	Rauch	Warby

Senior Leadership

Industry Experience

Ethics and Integrity

Financial Literacy

Independence

Operations

International Business Experience

Technology

Risk Management

Business Development and M&A

Government, Legal and Regulatory

Public Company Board

Information Security Expertise

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DIRECTOR BIOGRAPHIES

Elizabeth L. Axelrod

Elizabeth L. Axelrod serves as the Global Head of Employee Experience for Airbnb (travel and hospitality service) as of January 4, 2017. Previously, she served as the Senior Vice President, Human Resources for eBay Inc. (ecommerce corporation that facilitates consumer to-consumer and business-to-consumer sales through its website) from March 2005 to July 2015. Prior to her tenure at eBay, Ms. Axelrod served as the Chief Talent Officer for WPP PLC, a global communications services group where she was also an Executive Director, and as a partner at McKinsey & Company. She is co-author of The War for Talent, published by Harvard business School Press in 2001.

Ms. Axelrod is a proven human resources executive with a professional services background. She is also a thought leader in talent management which is core to Heidrick’s business. Her innovative approach to talent management including the use of data analytics brings to the Board a perspective on the relationship between recruiting talent and commercial success. Ms. Axelrod also brings a digital mindset to the Board informed by her former role at eBay and her role at Airbnb.

Director Since: February 5, 2016 Board Committees: Nominating and Board Governance Committee (Chair), Human Resources and Compensation Committee

Laszlo Bock

Laszlo Bock is a co-founder of Humu, Inc. and has served as its Chief Executive Officer since it was founded in 2017. Humu is an action management platform that makes it easy for organizations to improve performance, morale and inclusion every single week. Similar to Heidrick, Humu operates at the intersection between people, data analytics and privacy ethics.

Prior to Humu, Mr. Bock led the global Human Resources function for Google, Inc. as its Senior Vice President of People Operations. During Mr. Bock’s decade-long tenure, Google was named the Best Company to Work For more than 30 times around the world and received over 100 awards as an employer of choice. In 2015, Bock published Work Rules!, a practical guide to help people find meaning in work and improve the way they live and lead. In 2010, he was named “Human Resources Executive of the Year” by HR Executive Magazine. Before Google, Mr. Bock was an executive at GE and a management consultant at McKinsey & Company where he served clients in the media, technology and private equity industries.

Mr. Bock is an expert in human capital and brings to the Board a passion for data and technology.

Director Since: April 3, 2020 Board Committees: Human Resources and Compensation Committee, and if elected as a Director, Mr. Bock would serve as its Chair

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Lyle Logan

Lyle Logan has served as the Executive Vice President and Managing Director of the Global Financial Institutions Group for The Northern Trust Company (financial services) since 2009. Mr. Logan has served in several leadership positions with Northern Trust during his career, including serving as Executive Vice President and Managing Director, Institutional Sales and Client Servicing for Northern Trust Global Investments from 2005 through 2010; Head of Chicago Private Banking within Northern Trust’s Personal Financial Services unit from 2003 through 2005; and Senior Vice President and Personal Financial Services Manager for Northern Trust’s Midwest Region from 2000 through 2003. Mr. Logan is also the Chairman and CEO of The Northern Trust International Banking Corporation.

Mr. Logan has also served on the board of Adtalem Global Education Inc. (global provider of education services) since 2007, where he serves as the Chair of the Nominating and Governance Committee and on the Compensation Committee; Chicago Children’s Memorial Hospital; and The Field Foundation. He has been a director of the Company since 2015 and served as the Lead Director from May 2018 until June 2019.

In addition to his financial acumen and deep understanding of capital markets, Mr. Logan also brings significant experience as a client-facing leader in the financial services industry.

Director Since: December 15, 2015 Board Committees: Audit & Finance, Nominating and Board Governance

T. Willem Mesdag

T. Willem Mesdag is the Founder and Managing Partner of Red Mountain Capital Partners, an investment management fund based in Los Angeles, California, and established in 2005. Previously, he served as a Partner and Managing Director at Goldman Sachs & Co., and as a securities lawyer with Ballard, Spahr, Andrews & Ingersoll. Mr. Mesdag also serves on the board of directors of Destination XL Group, Inc. He previously served on the boards of 3iGroup plc, Encore Capital Group, Inc., Cost Plus, Inc., Nature’s Sunshine Products, Inc., Skandia Group AB and Yuma Energy, Inc.

Heidrick’s Board benefits from Mr. Mesdag’s extensive experience in capital markets, corporate strategy and public company governance. He also brings an investor’s perspective to the Board.

Director Since: February 23, 2016 Board Committees: Audit & Finance (Chair), Human Resources and Compensation

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Krishnan Rajagopalan

Krishnan Rajagopalan has been our President and Chief Executive Officer since July 6, 2017. He served as acting President and CEO from April 3, 2017 until July 6, 2017. Prior to becoming President and CEO, Mr. Rajagopalan served as Executive Vice President and Managing Partner – Executive Search since January 2016. Previously, he served as Head of Global Practices beginning in April 2014 and was appointed an Executive Vice President on January 1, 2015. Mr. Rajagopalan has served in other leadership roles with Heidrick, including Global Practice Managing Partner, Technology and Services (2010 to 2014) and Global Practice Managing Partner, Business/Professional Services (2007 to 2010). Mr. Rajagopalan joined the Company in 2001 in executive search.

Mr. Rajagopalan also serves on the board of KludeIn I Acquisition Corp. since January 2021.

Through his day-to-day management of the Company as President and CEO, Mr. Rajagopalan enhances the Board’s understanding of important business developments and Management’s implementation of the Company’s strategy and day-to-day operations. Mr. Rajagopalan’s years of service in executive search also enhance the Board’s understanding of this critical component of the Company’s business.

Director Since: July 6, 2017

Stacey Rauch

Stacey Rauch is a Director (Senior Partner) Emeritus of McKinsey & Company from which she retired in September 2010. She was a leader in McKinsey’s Retail and Consumer Goods Practices, served as the head of the North American Retail and Apparel Practice, and acted as the Global Retail Practice Convener. A 24-year veteran of McKinsey, Ms. Rauch led engagements for a wide range of retailers, apparel wholesalers, and consumer goods manufacturers in the U.S. and internationally. Ms. Rauch was a co-founder of McKinsey’s New Jersey office, and was the first woman at McKinsey appointed as an industry practice leader. She also served on a number of McKinsey’s global personnel committees.

Ms. Rauch is currently the Chairman of the Board of the Fiesta Restaurant Group (owner and operator of quick-casual restaurants), where she chairs the Corporate Governance and Nominating Committee and sits on the Remuneration Committee. She is also on the board of Land Securities Group, PLC (the U.K.’s largest commercial property company) where she serves on the Audit, Remuneration and Nomination Committees.

Ms. Rauch’s strategic leadership, professional services and consulting expertise, coupled with her deep experience as an international business leader, adds important new perspectives and diverse insights to the Board.

Director Since: February 1, 2019 Board Committees: Audit & Finance

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Adam Warby, Chairman

Adam Warby served as Chief Executive Officer of Avanade Inc., a leading global provider of professional services for Microsoft digital, cloud and business solutions, from September 2008 to September 2019. Mr. Warby joined Avanade Inc. from Microsoft Corporation as a founding member of this joint venture created by Accenture LLP and Microsoft in April 2000, and was instrumental in managing and growing global business operations, as well as shaping the culture of a diverse team of more than 36,000 digitally connected people across 26 countries. A true global citizen, including living in the United States for seven years, he served as General Manager and Executive Vice President for Avanade’s North American and European operations during his tenure. As Chief Executive of Avanade, Mr. Warby led both organic and inorganic growth, including six acquisitions across Asia, Europe and North America, resulting in annual sales in excess of $3 billion, an amount that more than doubled under his leadership.

Mr. Warby also serves on the board of SimCorp A/S, sits as a Senior Advisor on KKR’s European Private Equity Portfolio Management Committee and is Chairman of the Board of Junior Achievement Europe.

Through over 31 years of strategic leadership and consulting experience, spanning his time at IBM, Microsoft and Avanade, Mr. Warby brings a unique understanding and experience of applying technology in both innovative and practical ways to address the opportunities and challenges faced by the digital transformations Heidrick’s clients are facing today.

Director Since: January 1, 2018 Board Committees: Ex Officio member of all committees

The Board recommends a vote “FOR” each of the foregoing nominees.

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DIRECTOR COMPENSATION

The NGC annually reviews the level and form of compensation paid to independent Directors, including our Director compensation program’s underlying principles. Mr. Rajagopalan, who is a Director, is also our President and CEO, is not independent under the Company’s Director Independence Standards and therefore does not receive any additional compensation for his service on our Board.

Directors may elect to defer up to one hundred percent of their cash compensation per year pursuant to our Voluntary Deferred Compensation Plan (the “VDC Plan”). All directors are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors.

Each non-employee director receives an annual equity award of either restricted stock units or common stock with a value of approximately $115,000, awarded on the date of each annual meeting of stockholders. The restricted stock units remain unvested until the Director retires from the Board. Additionally, non-employee directors receive a cash retainer of $75,000 each per year, payable quarterly in arrears. In addition, Board and committee chairpersons and members receive compensation for their Committee service as outlined below.

Role

AFC Member	$10,000

AFC Chair (in addition to the AFC member retainer)	$10,000

HRCC Chair	$10,000

NGC Chair	$10,000

Chairman of the Board of Directors	$100,000

The compensation of our non-employee directors, including all restricted stock units (“RSUs”) or stock, for the 2020 fiscal year is set forth in the table below and described in the accompanying footnotes.

Name	Fees Earned or Paid in Cash ($)[1]		Stock Award ($)[2]		All Other Compensation ($)	Total ($)

Elizabeth L. Axelrod	$80,934	[3]	$115,000	[11]	$0	$195,934

Laszlo Bock	$55,838	[4]	$115,000	[12]	$0	$170,838

Clare M. Chapman	$105,000	[5]	$115,000	[12]	$0	$220,000

Gary E. Knell	$34,794	[6]	$0		$0	$34,794

Lyle Logan	$85,000	[7]	$115,000	[11]	$0	$200,000

T. Willem Mesdag	$115,000	[8]	$115,000	[12]	$0	$230,000

Stacey Rauch	$85,000	[9]	$115,000	[11]	$0	$200,000

Adam Warby	$175,000	[10]	$115,000	[12]	$0	$290,000

[1]	Reflects cash compensation earned by each Director in 2020 and includes any amounts deferred at the Director’s election under our VDC Plan, described above.

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[2]

Reflects the grant date fair value for financial reporting purposes in accordance with ASC Topic 718 for Common Stock or RSUs granted under the Third Amended and Restated Heidrick & Struggles 2012 GlobalShare Plan (the “GlobalShare Plan”) which is described beginning on page 43.

[3]	Ms. Axelrod was appointed Chair of the NGC, effective May 28, 2020. Ms. Axelrod earned an additional cash retainer of $5,934.

[4]	Mr. Bock was appointed to the Board of Directors on April 3, 2020, and earned a prorated retainer of $55,838. All of Mr. Bock’s fees were deferred pursuant to our VDC Plan.

[5]	Ms. Chapman earned an additional cash retainer of $30,000 as Chair of the HRCC.

[6]	Mr. Knell retired from the Board of Directors on May 28, 2020. Mr. Knell earned an additional prorated retainer of $4,093 as the Chair of the NGC.

[7]	Mr. Logan earned an additional cash retainer of $10,000 as a member of the AFC.

[8]	Mr. Mesdag earned an additional cash retainer of $30,000 as Chair of the AFC and $10,000 as a member of that Committee. All of Mr. Mesdag’s fees were deferred pursuant to our VDC Plan.

[9]	Ms. Rauch earned an additional cash retainer of $10,000 for being a member of the AFC.

[10]

Mr. Warby earned an additional cash retainer of $100,000 as Chairman of the Board. Of the $175,000 in fees earned, $131,250 was paid to Warby Ltd., a company in which Mr. Warby is the controlling shareholder.

[11]

The amount reflects the aggregate grant date fair value of stock granted on May 28, 2020 (the date of the 2020 annual stockholder meeting). The award was equal to the annual equity retainer of $115,000 divided by the closing stock price on the date of grant of $23.00 rounded to nearest whole share, resulting in 5,000 restricted stock units or shares. As of April 1, 2021, the aggregate shares of stock granted and outstanding were as follows: 22,720 for Ms. Axelrod, 22,720 for Mr. Logan, and 8,625 for Ms. Rauch.

[12]

Reflects an award of RSUs granted on May 28, 2020 with the same value as the award of stock described in footnote 11 above. Reflects the aggregate grant date fair value of RSUs granted on May 28, 2020, calculated in accordance with ASC 718. The value of the award was $115,000. As of April 1, 2021, the aggregate RSUs granted and outstanding were as follows: 5,000 for Mr. Bock, 22,720 for Ms. Chapman, 22,720 for Mr. Mesdag, and 11,521 for Mr. Warby.

The Company’s stock ownership guidelines for directors require each director to own three times their annual cash retainer in Company stock within three years of joining the Board. As of March 31, 2021, each of the Directors has either satisfied the stock ownership guidelines or is on track to do so in compliance with the guidelines.

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EXECUTIVE OFFICERS

All of the Executive Officers have been appointed by and serve at the pleasure of the Board of Directors. Below is the name, age, present title, principal occupation and certain biographical information for each of the Company’s Executive Officers as of April 1, 2021.

Krishnan Rajagopalan	Mr. Rajagopalan, 61, has been our President and Chief Executive Officer since July 6, 2017. He served as acting President and CEO from April 3, 2017 until July 6, 2017. Prior to becoming President and CEO, Mr. Rajagopalan served as Executive Vice President and Managing Partner – Executive Search since January 2016. Previously, he served as Head of Global Practices beginning in April 2014 and was appointed an Executive Vice President on January 1, 2015. Mr. Rajagopalan has served in other leadership roles with Heidrick, including Global Practice Managing Partner, Technology and Services (2010 to 2014) and Global Practice Managing Partner, Business/Professional Services (2007 to 2010). Mr. Rajagopalan joined the firm in 2001 in executive search. He has been a Director of the Company since July 6, 2017.

Michael Cullen	Mr. Cullen, 55, was appointed Chief Operating Officer effective January 1, 2019. Mr. Cullen joined Heidrick in April 2008 and served as the Managing Partner – Americas Technology & Services through April 2014. Mr. Cullen then served as Global Practice Managing Partner – Technology and Services from April 2014 through December 2017. From January 2018 to January 2019 he was Group Chief Operating Officer. In his current role as Chief Operating Officer, he is responsible for global field operations, client operations, and practice management, across all lines of business and all industry practices. His team has full P&L responsibility and all field resources under their management. He also oversees information technology, shared services, and global marketing.

Mark Harris	Mr. Harris, 50, was appointed Chief Financial Officer of the Company on March 19, 2018. He had been serving as the Deputy Chief Financial Officer of the Company since February 2018. From 2015, Mr. Harris had been CFO at Hercules Capital, Inc. a publicly traded business development company, where he was responsible for finance, accounting, operations, legal and investor relations. Prior to that, Mr. Harris worked at Avenue Capital Group for over 9 years, where he served as their CFO for their Asia Strategy and was their Senior Managing Director/Head of Asia, in which he led the entire Asia Strategy. Prior to working at Avenue Capital Group, from 2004 to 2006 Mr. Harris served as Corporate Financial Controller and Chief Accounting Officer at Hutchinson Telecommunications, a publicly traded telecommunications company based in Hong Kong. Prior to Hutchinson Telecommunications, Mr. Harris was a Manager at PricewaterhouseCoopers in their Global Capital Markets Group.

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Sarah Payne	Ms. Payne, 50, was appointed Chief Human Resources Officer effective January 1, 2019. She is responsible for setting a global people strategy to attract, retain and develop talent worldwide for Heidrick & Struggles. Previously, Ms. Payne was the Vice President of Global Executive Search starting in January 2018, where she served as a business partner to Heidrick & Struggles’ global Executive Search leaders. She was also formerly the Vice President of Global Compensation and HR Americas where she led global compensation strategy and design, in addition to leading HR for the Americas Region. Prior to joining Heidrick, Ms. Payne held human resources leadership positions within Executive Compensation, Total Rewards, and Talent Acquisition and as a Senior Human Resources Business Partner within global agribusiness and satellite communications sectors.

Kamau Coar	Mr. Coar, 44, was appointed Chief Legal Officer and Chief Inclusion Officer effective January 1, 2021. Prior to his current role, Mr. Coar served as General Counsel and Corporate Secretary effective February 1, 2018. In his role as Chief Legal Officer, Mr. Coar is responsible for the firm’s legal organization and global legal strategy, overseeing corporate governance, privacy, litigation and risk management. Mr. Coar also oversees the Company’s enterprise risk management program and compliance and ethics programs. In his role as Chief Inclusion Officer, Mr. Coar works with key stakeholders across the firm to create and deliver concrete, sustainable and measurable actions that will increase diverse representation, foster a sense of belonging, and provide meaningful opportunities for all employees to grow and succeed. Previously, Mr. Coar served as VP, Associate General Counsel (2012 to 2017), serving on the Company’s leadership team for the Americas region (2013 to 2016) and for the Asia Pacific region, based in Singapore (2016 to 2017). Previously Mr. Coar was a partner at Ungaretti & Harris LLP (now known as Nixon Peabody), which he joined in 2003.

Each of our Executive Officers has entered into an employment agreement with the Company, which contain customary restrictive covenants in favor of the Company. Each Executive Officer also participates in the Company’s MIP, CIC Plan, Severance Plan, equity programs and vacation and benefit plans at the same level as other senior executives, as outlined below in further detail.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Various Company policies and procedures and annual questionnaires completed by all Company Directors and Executive Officers require disclosure of transactions or relationships that may constitute conflict of interest or otherwise require disclosure under applicable SEC and Nasdaq Rules. Pursuant to its charter, the NGC—in consultation with the AFC—reviews and approves related party transactions.

The process for reviewing certain relationships and related party transactions are outlined in the Company’s Related Party Transaction Policy, Director Independence Standards and Policy on Resolution of Conflicts of Interest for Directors and Executive Officers. Depending on the particular transaction or relationship, the Company’s review processes vary. When such a transaction or relationship is identified at the Chief Executive Officer or Board level, the NGC and/or its Chair, or in the instance of a potential conflict with the Chair of the NGC, the Board as whole, evaluates the transaction or relationship and approves or ratifies it (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company. The Company’s Related Party Transaction Policy, Director Independence Standards and Policy on Resolution of Conflicts of Interest for Directors and Executive Officers can be found at: https://www.heidrick.com/Who-We-Are/Our-Leadership. In addition, it is the practice of the NGC, although not part of a written policy, to review each transaction specifically disclosed as a potential related party transaction in connection with its review of the proxy statement for the annual meetings of stockholders, to the extent any such transaction has not previously been reviewed, applying the same standard.

Pursuant to our Related Party Transaction Policy, on a semi-annual basis, as requested by the NGC or the Company’s General Counsel, each director and executive officer is required to disclose in writing to the Company all pertinent information regarding their related parties and each charitable or non-profit organization for which such director or executive officer (or any of his or her related parties) is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

There were no related party transactions since January 1, 2020 that required approval under the Company’s policies and procedures or the rules and regulations of the SEC.

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ADDITIONAL GOVERNANCE MATTERS

COMMUNICATION WITH THE BOARD

Stockholders may communicate directly with the Board. All communications should be directed to:

Corporate Secretary

Heidrick & Struggles International, Inc.

233 South Wacker Drive, Suite 4900

Chicago, Illinois 60606

Any such communication should prominently indicate on the outside of the envelope that it is intended for the Board or a particular director. All appropriate communication intended for the Board or a particular director and received by the Corporate Secretary will be forwarded to the specified party following its clearance through normal security procedures.

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Executive Compensation

PROPOSAL 2

Advisory Vote to Approve Named Executive Officer Compensation

The Board recommends that our stockholders vote “FOR,” on an advisory basis, the compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Pursuant to SEC rules, the Company seeks your advisory vote on our executive compensation programs as described in this Proxy Statement. The Company asks that you support the compensation of our Named Executive Officers as disclosed in the CD&A section and the accompanying tables and narratives contained in this Proxy Statement.

The CD&A section of this Proxy Statement discusses our executive compensation philosophy, policies and structure during the most recently completed fiscal year. The HRCC and the Board believe that these policies and procedures are effective in implementing our executive compensation philosophy and in achieving its goals.

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our HRCC, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our Named Executive Officers, we will consider our stockholders’ concerns and the HRCC will evaluate whether any actions are necessary to address those concerns.

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Compensation Discussion & Analysis

INTRODUCTION

Heidrick is a leadership advisory firm, assisting a broad range of clients across the globe in achieving their long-term business objectives by helping them to improve the effectiveness of their leadership teams. More specifically, the Company provides executive search and leadership consulting services through the expertise of its experienced consultants located in major cities around the world. The Human Resources and Compensation Committee (“HRCC”) seeks to ensure that the Company’s executive compensation program attracts, retains and rewards the best talent, while at the same time maintaining a strong link between pay and performance and aligning the interests of the Company’s executives and stockholders. Heidrick’s executive compensation philosophy emphasizes and rewards both Company and individual performance, which the Company believes promotes sustained long-term performance by rewarding not only the achievement of financial and operational goals, but also the accomplishment of individual strategic objectives that enable profitable growth.

Through its HRCC, the Company has implemented strong governance practices for considering and making decisions with respect to the compensation of the Company’s Named Executive Officers. Management, the HRCC and the full Board all play active roles in executive compensation decisions.

This Compensation Discussion & Analysis
(“CD&A”) describes and explains the
Company’s compensation philosophy
and executive compensation program, as
well as compensation awarded to and
earned by the following persons who
were our Named Executive Officers
(“Executive Officers” or “NEOs”) in 2020:	Name	Title
	Krishnan Rajagopalan	Chief Executive Officer
	Michael Cullen	Chief Operating Officer
	Mark Harris	Chief Financial Officer
	Sarah Payne	Chief Human Resources Officer
	Kamau Coar	Chief Legal Officer & Chief Inclusion Officer

THE CD&A IS ORGANIZED INTO FOUR SECTIONS:

1.	2020 Year in Review

2.	Executive Compensation Philosophy

3.	2020 Compensation Program

4.	Other Compensation Policies and Information

The CD&A is followed by the Compensation Tables and Narrative Disclosures, which report and describe the compensation and benefit amounts paid to the NEOs in 2020.

All of our Executive Officers are NEOs, so these terms are used interchangeably in this Proxy Statement.

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2020 YEAR IN REVIEW

2020 was an unprecedented year due to the pandemic. However, the Company demonstrated unprecedented resilience while adapting its business to rapidly shifting market conditions:

•

Consolidated net revenue was $621.6 million compared to $706.9 million in 2019. While the reduction in net revenue was primarily due to the impact of the pandemic on a global basis, the percentage decrease in revenue was smaller than previous recessions.

•

Adjusted operating income in 2020 was $49.8 million and adjusted operating margin was 8.0%, after adjusting for restructuring and impairment charges recorded in 2020. Management demonstrated great resilience, limiting the revenue decrease to 12% and holding better than anticipated margins during a sudden recession headwind.

•

General and administrative expenses in 2020 declined 11.7%, or $16.1 million, to $121.4 million from $137.5 million in 2019. Savings were primarily due to a reduction in travel and entertainment, office occupancy and hiring fees partially offset by an increase in professional fees, information technology and bad debt.

Adjusted Operating Income and Adjusted Earnings Per Diluted Share are Non-GAAP financial measures and include adjustments in 2017 to exclude expense associated with the settlement with Her Majesty’s Revenue and Customs related to the taxation of a legacy U.K. benefit trust obligation in Q1 2017, impairment charges, and restructuring charges. 2016 and 2019 also included restructuring-related adjustments. 2016 and 2019 also included restructuring-related adjustments. The adjustments in 2020 excluded expense associated with goodwill impairment charges and restructuring charges. Adjusted Operating Margin refers to Adjusted Operating Income as a percentage of Net Revenue.

Total Shareholder Return is the value of $100 invested on December 31, 2015, assuming the reinvestment of dividends during the following five-year period.

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The equivalent GAAP measures above, without the adjustments are represented in the following charts:

EXECUTIVE COMPENSATION PHILOSOPHY

The HRCC strives to establish compensation programs for the Company’s executives and employees that are competitive with firms in the executive search, leadership consulting and management consulting space, both public and private, with which the Company competes for executive talent.

This discussion explains:

The objectives of the Company’s compensation program for its NEOs.	How the Company determines the amount to pay for each compensation element.

What the compensation program is designed to reward, each element of compensation within the program and why the Company chooses to pay each element.	How each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

Pay-for-performance guides executive compensation for Heidrick. The Company expects its Executive Officers to initiate and carry out sustainable growth strategies and to create long-term value for both the Company and its stockholders. Company performance is the primary factor in our executive incentive compensation program design. When measuring Company performance, the HRCC considers both qualitative and quantitative factors relating to the Company’s business strategies and objectives. In assessing the individual performance of the Executive Officers, the HRCC considers, among other things, the Executive Officer’s achievement of performance objectives, contributions to the Company’s strategic initiatives and demonstrated leadership qualities.

The HRCC regularly reviews the compensation program for the Company’s executives and employees to ensure that the programs continue to meet the needs of the business and align the long-term interests of the Company’s executives with those of the Company’s stockholders. The Company’s executive compensation program may change from time to time based on the review and input of the HRCC.

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Compensation Best Practices

The Company’s compensation policies and practices include:

Independent HRCC. All of the members of the HRCC are independent.

Independent Compensation Consultant. The HRCC receives objective advice from an independent compensation consultant.

Annual Assessment. Annual assessment of compensation policies to ensure that they are aligned with the Company’s performance objectives and do not encourage undue risk.

Stock Ownership Guidelines. The CEO is required to own five times his annual base salary in Company common stock within five years of appointment to the role. All other Executive Officers are required to own two times their annual base salary in Company common stock within five years of appointment to the role.

Reward for Performance. A majority of each Executive Officer’s total direct compensation is tied to the achievement of certain performance goals.

Annual Payout Limits. The potential annual payout on incentive compensation elements is limited to 1.5 times target.

Long-Term Vesting. The Company encourages retention by providing for equity awards that vest over three years, commencing on the grant date anniversary.

No Excise Tax Gross-Ups. The Company does not provide excise tax gross-ups to the Executive Officers.

Strong Governance Practices Utilized in Determining Executive Compensation

Role of the HRCC. With respect to the Company’s Executive Officers, the HRCC engages in a rigorous process in determining total compensation. This process involves setting Company performance and strategic and operational goals for the NEOs at the beginning of each year and evaluating the performance of the NEOs against those pre-established goals. The HRCC considers additional factors in making its decisions regarding each Executive Officer’s target total compensation opportunity. The specific factors include:

•	Individual performance against pre-set goals and objectives for the year, and Company performance;

•	An individual’s experience and expertise;

•	An individual’s position and scope of responsibilities;

•	An individual’s compensation relative to other NEOs;

•	An individual’s future prospects with the Company; and

•	The new total compensation that would result from any change and how the new total compensation compares to survey data.

The HRCC determines and approves the compensation of the NEOs based on this evaluation. In making its decisions, the HRCC does not apply formulaic weighting to any of the above factors.

To assist in evaluating the NEOs’ compensation, the HRCC has retained the services of an independent compensation consultant, Pay Governance LLC, and considers recommendations from the CEO. The CEO does not provide such input as to his own compensation. The HRCC assesses the information it receives in accordance with its business judgment. The HRCC is also guided by its independent compensation consultant with respect to compensation decisions.

Role of the Board. The HRCC, with input from the full Board, independently reviews the CEO’s performance and recommends the CEO’s compensation to the Board. Based upon the recommendation of the HRCC, the full Board considers and determines the compensation of the CEO.

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Role of the CEO. The CEO annually reviews the performance of each of the NEOs other than himself. Following these performance reviews, the CEO presents compensation recommendations to the HRCC for consideration. The HRCC has full discretion to approve, modify or reject any such recommendations.

Role of the Independent Consultant. The HRCC has retained an independent compensation consultant which reports directly to the HRCC and does no other work for Management. During 2020, the independent compensation consultant’s representatives participated in the HRCC meetings and provided guidance to the HRCC with respect to executive compensation, comparative peer group data, director compensation, annual incentive compensation and consultant pay programs. In supporting the HRCC, the independent compensation consultant provides the HRCC with an independent assessment of Management’s recommendations for compensation, reviews and confirms the peer group used by the Company to prepare market compensation data, and provides ad hoc support to the HRCC, including discussing executive compensation and related corporate governance trends. The HRCC has determined that its compensation consulting firm was independent and without conflicts of interest. This determination was reached after reviewing the independence factors set out in the Nasdaq Rules.

Use of a Peer Group. The HRCC evaluates the Company’s executive compensation programs in comparison to those of a selected peer group, which in 2020 consisted of twelve similarly-sized public professional services companies. The HRCC reviews and approves peer group composition each year. Hudson Global was removed from the 2020 peer group due to its lower revenue size, following the divestiture of several of its entities. Cross Country Healthcare, Inc. was added to the peer group in 2020, as a comparable company in the staffing and recruiting industry. The HRCC uses the peer group to compare total direct compensation and each of the compensation elements for each NEO against positions at peer group companies with similar responsibilities. The HRCC also uses the peer group to review executive pay programs and practices at those companies.

For 2020, the peer group consisted of the following companies:

Peer Group

Barrett Business Services, Inc.	ICF International, Inc.

CBIZ, Inc.	Kforce, Inc.

CRA International, Inc.	Korn/Ferry International

Cross Country Healthcare, Inc.	Navigant Consulting, Inc.

FTI Consulting, Inc.	Resources Connection, Inc.

Huron Consulting Group, Inc.	Volt Information Sciences, Inc.

In setting compensation, the HRCC considers the peer group companies with which the Company directly competes for executive talent and stockholder investment. However, most of the Company’s executive search and leadership advisory competitors, from which executive talent is often recruited, are privately held and are not included in the above list of the public peer group. The HRCC therefore also relies on its general knowledge of executive compensation levels and practices in the executive search and leadership consulting industry.

The Company does not set a specific, relative percentile positioning for total direct compensation, or the elements of total direct compensation, as a target for NEO pay levels. Rather, the Company reviews the total direct compensation range for each position and the mix of elements to ensure that compensation is adequate to attract and retain key executive talent. To ensure that compensation is linked to performance, the NEO compensation program is designed to deliver at least 65% of total target compensation through variable pay. The NEO compensation program is also designed to ensure that a significant proportion of NEO compensation is delivered in the form of equity and thus aligned with the interests of the Company’s stockholders.

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Stockholder Vote and Engagement on Executive Compensation

The Company held its annual non-binding stockholder advisory vote to approve executive compensation (“say-on-pay”) at the 2020 Annual Meeting of Stockholders. The stockholders indicated their strong support for our 2019 executive compensation, with approximately 97% of voting stockholders casting their vote in favor of the say-on-pay resolution.

The Company had regular and active discussions with its major stockholders on various topics throughout 2020 and, during those conversations, stockholders did not raise any specific issues relating to the design of the Company’s executive compensation program. The Company did not make any changes to the executive compensation program as a result of the 2020 say-on-pay vote or its stockholder outreach efforts during 2020. The HRCC is dedicated to continuous improvement of the executive compensation program to reflect an appropriate alignment of pay and performance, and will continue to seek and review stockholder perspectives when designing and implementing the Company’s executive compensation program.

2020 COMPENSATION PROGRAM

2020 Executive Total Target Direct Compensation Mix

The majority of total target direct compensation for the NEOs was variable compensation.

2020 Target Compensation Mix: CEO	2020 Target Compensation Mix: Other NEOs

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Consistent with the firm’s pay-for-performance philosophy, the majority of direct compensation for the NEOs is variable. Our NEO compensation mix is generally split into three principal components:

Component	Average % Mix	Objective	What it Rewards

Base Salary		Pay competitive salaries to attract and retain executive talent necessary to develop, implement and execute Heidrick’s business strategy, and reflect responsibilities of the position, experience of the executive and the marketplace in which Heidrick competes for talent.	Accomplishment of day-to-day job responsibilities, taking into account individual performance and retention considerations.

Annual Incentives (Cash Compensation)		Motivate executives to generate outstanding performance and achieve or exceed the operating plan over a one-year period and align annual compensation with annual performance and financial results.	Achievement of specific pre-set performance thresholds related to safety, financial, operational and strategic objectives.

Long-Term Incentive Equity Compensation		Encourage achievement of long-term performance goals, align executive rewards with the interest of Heidrick’s stockholders through long-term stock price appreciation, and facilitate the accumulation of Heidrick shares by executives, thereby enhancing ownership and promoting retention.	Share price growth and attainment of long-term financial goals.

As discussed in greater detail below, total target direct compensation for each NEO in 2020 was as follows:

Name	Base Salary	Annual Incentives MIP Target (% of Base Salary)	Long- Term Incentives Equity Target ($)

Krishnan Rajagopalan	$850,000	150%	$1,600,000

Michael Cullen	$650,000	100%	$800,000

Mark Harris	$450,000	100%	$750,000

Sarah Payne	$275,000	75%	$300,000

Kamau Coar	$275,000	75%	$300,000

Base Salary

Base salaries are reviewed annually by the HRCC against levels for positions with similar responsibilities at peer companies, using the comparative data prepared by the HRCC’s independent compensation consultant. The HRCC then considers individual performance, internal pay equity, functional expertise, experience and scope of responsibilities. In 2020, there were no changes to any NEO base salaries.

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Annual Incentives

The Management Incentive Plan (“MIP”) is the vehicle through which NEOs are rewarded with an annual cash bonus for achieving specific short-term performance goals over a one-year period. The MIP rewards our NEOs for achieving key annual non-GAAP financial metrics and personal objectives.

The HRCC sets Company and individual performance goals for the NEOs during the first quarter. These goals consist of both quantitative and qualitative performance objectives. The HRCC considers the reviews conducted by the CEO of the other NEOs and conducts its own review of the CEO’s performance against those pre-established performance objectives, as well as Company performance milestones achieved during the year. With respect to the CFO, the HRCC also considers input from the AFC Chair.

15% of the NEOs’ earned annual bonus amounts are deferred each year. The deferred amount is then paid out equally over the following three years. If an NEO leaves prior to payment of any deferred bonus amount, such amounts are forfeited.

2020 MIP Metrics

The metrics and targets that the HRCC selected for 2020 tie directly to our operational and strategic goals. Under the MIP, determination of the payout level (if any) for each NEO award is based upon the achievement of a combination of Company performance metrics (weighted at 70%) and non-financial, strategic performance factors (weighted at 30%). For the latter, there is a combination of shared and individual objectives. The objectives and rationale for selecting the MIP performance metrics for the year ended December 31, 2020 and the relative weight of each metric were as follows:

Performance Metric	Rationale for Using Performance Metric	Weight

Adjusted Operating Income	Measures the ability of the Company to efficiently translate revenues to profits, which allows the Company to invest for the future and enhance stockholder returns.	40%

Search Net Revenues	Coupled with profitability (above), focuses the NEOs on growing the top line revenues of the Company while managing profitability.	20%

Non-Search Net Revenues	Aligns the NEOs to critical strategic objectives of diversifying the Company’s revenues.	10%

Non-Financial Strategic Goals	Measures achievement of critical strategic objectives, both shared and individual.	30%

TOTAL		100%

Payout amounts under the MIP were set for each metric based on “Minimum,” “Target” and “Maximum” performance levels and corresponding award levels based on the Company’s business plan and other operational and environmental factors, specifically: Adjusted Operating Income, Search Net Revenues and Non-Search Net Revenues. “Target” performance is the level at which a participant will earn 100% of his or her target award. Depending upon the relationship of the Company’s actual financial performance and the individual’s annual evaluation, final payouts under the MIP may be as little as zero (at or below “Minimum” performance) and as high as 150% of Target (at “Maximum” performance). The HRCC has discretion to modify any payouts (upwards or downwards) under the MIP as appropriate to ensure plan objectives are met, taking into consideration a variety of Company specific or environmental factors. These financial metrics were set taking into account the Company’s strategic initiatives, historical financial performance, internal budgeting for the relevant year, external guidance and expected market conditions.

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Each NEO also had non-financial strategic goals that were reviewed and approved by the HRCC in early 2020, and were aimed at focusing each NEO’s attention in areas where he or she has the most potential for impacting the Company’s performance. Minimum, Target and Maximum Performance Levels for 2020, as well as the actual performance results for both Company performance metrics and non-financial strategic metrics, are set forth below:

	Adjusted Operating Income	Search Net Revenue	Non-Search Revenues	Non-Financial Strategic Goals	Total

Performance Minimum Target Maximum	$57.5 million $63.9 million $73.5 million	$584.7 million $649.7 million $682.2 million	$64.9 million $72.0 million $79.2 million

Target Weighting: % of Total Bonus

Actual Performance	$64.7 million[1]	$565.2 million	$56.4 million	See below

Bonus Result	106.2% of Target; 104.33% x 40%:	Threshold not met; 0% x 20%:	Threshold not met; 0% x 10%:	150% of Target; 150% x 30%:
Results: All NEOs

[1]

For calculating Executive Compensation, Adjusted Operating Income includes adjustments of $100.2M to the Operating Income of ($35.5M), which the HRCC reviewed and approved. The adjustments are as follows: goodwill impairment of $33.0M, restructuring expenses of $52.4M, acquisition-related expenses of $5.8M, incremental expenses related to acceleration of deferred compensation related to restructuring of $4.3M, adjustments for mark-to-market expenses on non-qualified deferred compensation plan of $3.5M, adjustments for new tax and accounting pronouncements of $0.9M, and Covid-related one-time expenses of $0.3M.

As discussed above, for 2020, 30% of MIP performance was contingent on achieving non-financial strategic goals specific to each NEO. These strategic goals, both shared and individual, were reviewed and approved by the HRCC in early 2020 and were aimed at focusing each NEO’s attention in areas where he or she has the most potential for impacting the Company’s performance.

As the Company adapted and reacted to the challenges, some objectives were affected and de-prioritized, while new priorities and objectives were created. Management reviewed the effectiveness of its actions with the Committee in a variety of categories to highlight the resiliency and actions that the Company implemented to navigate in 2020 and to rebound in the near future.

In 2021, the HRCC reviewed each NEO’s achievements relative to their non-financial strategic goals. The Company began the year with a strong first quarter, and then faced the global pandemic. While a number of non-financial objectives were able to be kept on track and accomplished, there was also a need and urgency to refocus on strategic goals supporting the operations of the Company and the health and safety of its employees., The NEOs stabilized the operations of the Company, with a focus on gaining market share, continuing the firm’s data and digital transformation, and continued work to establish a long-term enterprise strategy with the Board. A summary of originally established non-financial objectives and achievement against these objectives for each NEO is detailed in the following paragraphs. In summary, given the effort and results in mobilizing as one team during the pandemic in order to emerge stronger in the future, performance of 150% of target was recommended and approved for each of the NEOs. A separate resiliency grid was established to review the activities and performance against key new activities and objectives that emerged as a result of the events in 2020. A summary follows, together with commentary on achievement, together with original NEO objectives.

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Resiliency Grid: Established to assess performance in 2020 in light of global pandemic and market conditions:

Resiliency Grid

Financial	• Operational performance during the pandemic • Steps taken to address fixed and variable costs • Cash management and liquidity actions • Year-end performance and trajectory of recovery

Clients	• On-time delivery and backlog during pandemic • Customer/client retention

Operational	• Effectiveness of actions to keep employees safe; maintain safe work environment • Extent to which Management was prepared • Agility in decision making

Shareholder	• Leadership effectiveness • Investor Relations interaction with analysts and shareholders • Financial performance and stock price performance relative to peers • Dividend actions

Employees	• Preparedness of workforce when market rebounds • Alignment with employee specific actions (e.g. did the Company have to do layoffs/furloughs?) • Facilitation of work from home experience

Community (including Human Capital Management and ESG)	• Contribution across communities/ Philanthropic support • Progress against HCM and other ESG goals, particularly those directly connected to company mission and strategy

As a team, the NEOs stabilized the operations of the Company and the employees in the following ways:

•	Rolled out efficient immediate remote work solutions, with no disruption in operations. Established and communicated ongoing flexible and remote work policies to be utilized post-pandemic;

•	Established safe return to work policies and protocols;

•	Established cross functional COVID-19 response team;

•	Established a COVID resource center for employees to provide resources for well-being and business tools;

•	Transitioned to full on-line learning and development; and

•	Increased workforce engagement and connectivity through virtual activities, establishment of networks and resources to support parents, mental health resources and ongoing global webinars.

2020 Shared Objectives and Accomplishments for all NEOs

Build a high performance culture by continuing to drive employee engagement & culture throughout the enterprise.

Continue to drive the Company’s digital transformation

Refine and establish the Company’s enterprise strategy framework and roadmap

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KRISHNAN RAJAGOPALAN’S INDIVIDUAL PERFORMANCE

2020 Accomplishments

Achieve growth and profitability plans for selected geographical regions

Create and build an account management framework

Build internal capabilities to develop new products and services

MICHAEL CULLEN’S INDIVIDUAL PERFORMANCE

2020 Accomplishments

Focus on growth and profitability plans for selected geographical regions

Create and build an account management framework

MARK HARRIS’ INDIVIDUAL PERFORMANCE

2020 Accomplishments

Corporate development strategies aligned to Company strategy

Grow shareholder base

SARAH PAYNE’S INDIVIDUAL PERFORMANCE

2020 Accomplishments

Establish internal talent acquisition model

Establish processes and programs to better align and engage employees.

KAMAU COAR’S INDIVIDUAL PERFORMANCE

2020 Accomplishments

Reduce the firm’s overall enterprise risk exposure

Create a process for identification, measurement and mitigation of risk across the enterprise

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Finally, the table below details the resulting payout under the MIP compared to target for each of our NEOs:

Long-Term Incentives

Long-term incentives (“LTIs”) are the vehicle through which NEOs are awarded the Company’s common stock for continued service and for achieving specific performance goals over a three-year period. These awards vest three years from the grant date. LTIs are designed to focus the NEOs and the Company on the strategic goals necessary to increase stockholder value and further position the Company to succeed in a changing environment.

The 2020-2022 LTI award targets are based on the HRCC’s review of publicly disclosed data for the Company’s applicable peer group for each NEO position and internal pay equity considerations, as well as the CEO’s recommendations and a review of individual performance and potential.

LTI awards issued to the NEOs in 2020 consist of:

Performance Stock Units (“PSUs”)

PSU awards are based on performance over a three-year period, which provides greater focus on sustained long-term results. Each PSU represents a right to receive one share of the Company’s Common Stock upon vesting.

Restricted Stock Units (“RSUs”)

RSUs are service-based and vest in three equal installments (specifically, on the first, second and third anniversaries of the date of grant). Each RSU represents a right to receive one share of the Company’s Common Stock upon vesting.

When issuing LTI awards, the Company calculates the number of RSUs and PSUs awarded to the NEOs by dividing the total dollar value of the LTI award by the closing price of the Company’s Common Stock on the grant date (usually in March of the grant year). All outstanding RSUs and PSUs are credited with dividend equivalents that are payable in cash when and if the related units vest. The primary purpose of crediting dividend equivalents on LTI awards is to align the participant with the value of being a stockholder over the course of the vesting period, but only to the extent the award vests.

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In March 2020, LTI awards were issued to Messrs. Rajagopalan, Cullen, Harris, Coar and Ms. Payne, with 50% of the value issued as PSUs and 50% of the value issued as RSUs. Messrs. Rajagopalan’s, Cullen’s and Harris’s LTI awards were granted above the target amounts at the HRCC’s discretion to reflect the strong results of the Company in 2019, their individual performance and their relative market position. See the 2020 Grants of Plan-Based Awards Table on page 42 for more details on the equity grants that the HRCC approved. The following is a summary of the LTI awards issued in 2020:

NEO	PSUs (Target)	RSUs	Award Value[1]

Award Date	3/9/2020	3/9/2020

Award Price	$23.43	$23.43

Krishnan Rajagopalan	40,813	40,813	$1,912,497

Michael Cullen	19,206	19,206	$899,993

Mark Harris	16,005	16,005	$749,994

Sarah Payne	6,402	6,402	$299,998

Kamau Coar	6,402	6,402	$299,998

[1]	Value based upon number of RSUs and PSUs (at target) awarded multiplied by the closing share price on the date of the award.

2019 and 2020 PSU Awards. The 2019 PSU awards for the performance period 2019 – 2021 and the 2020 PSU awards for the performance period 2020 – 2022 were issued to Messrs. Rajagopalan, Cullen, Harris, and Coar and Ms. Payne. The awards are subject to target goals for the Company’s three-year Adjusted Operating Margin, as established by the HRCC at the beginning of the three-year PSU performance period, and three-year Relative Total Shareholder Return (“R-TSR”) for the 2019 – 2021 and 2020 – 2022 performance periods, respectively. The peer group for the new R-TSR metric is the constituents of the S&P Human Resources and Employment Services Index. The HRCC will review the performance for the 2019 and 2020 PSU awards, and the vesting of the awards will be determined in early 2022 and 2023, respectively.

2018 PSU Awards. For the 2018-2020 PSUs, the HRCC established operating income goals each year as the objective for the PSU award. After the end of the three-year period, the target number of PSUs is adjusted based on the average operating income (expressed as a percentage of the Company’s target operating income goals) for each annual performance period as follows:

Adjusted Operating Performance (in millions)	2018	2019	2020	3-year Average

Adjusted Operating Income	$68.86	$71.00	$64.73

Adjusted Operating Income Target	$50.20	$69.70	$72.60

Performance as a % of Target	137.2%	101.9%	89.2%	109.4%

Utilizing the average percentage of operating income performance, the PSU vesting percentage was determined:

Average Percentage of Operating Income Goals Achieved	Percentage of Target PSUs Vesting

125% or More	200% (Maximum)

100%	100% (Target)

75%	50% (Threshold)

Less than 75%	0%

Actual: 109.4%	Vesting Result: 137.58%

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The PSUs issued to Messrs. Rajagopalan, Cullen, Harris and Coar in 2018 vested in 2021 at 137.58% of target as follows. In 2018 Ms. Payne was not an NEO and also was not awarded PSUs.

Name	Target PSUs	PSUs Vesting

Krishnan Rajagopalan	21,040	28,947

Michael Cullen	8,210	11,295

Mark Harris	9,901	13,622

Kamau Coar	3,003	4,132

Mr. Rajagopalan’s Performance-Vesting Restricted Stock Units. The Company granted Mr. Rajagopalan a target number of 48,193 performance-vesting restricted stock units (“PRSUs”) with a grant date fair value of $1 million in connection with his appointment as CEO in 2017. The PRSUs are eligible to time-vest ratably over three years, subject to the achievement of transformational performance objectives and metrics determined by the HRCC. The goals set for Mr. Rajagopalan by the Board for the performance year 2020 included strategic growth, operating efficiency and organization development. Within each of these goals are objectives utilized to assess the achievement. Strategic growth included (i) achieving scale in Non-Search Revenue; (ii) maintaining Search profitability; and (iii) improving cross portfolio business development. Operating efficiency included (i) improving G&A efficiencies; (ii) maintaining average Partner productivity in each of Search and Consulting; and (iii) maintaining operating margin. Within organization development are (i) maintaining gender diversity in operational and executive management; and (ii) consultant retention. In February 2021, the HRCC determined that Mr. Rajagopalan had met these goals, and on March 26, 2021 16,065 PRSUs vested, which represented the last of three tranches of his award.

OTHER COMPENSATION POLICIES AND INFORMATION

Stock Ownership Guidelines

To enhance the alignment of NEOs’ interests with those of stockholders, the Company maintains stock ownership guidelines. Each new NEO has five years from the date he or she first becomes subject to the guidelines to achieve a stock ownership level equal to a multiple of base salary. The CEO is required to own five times his or her annual base salary in Company common stock within five years of appointment to the role, and all other NEOs are required to own two times their annual base salary in Company common stock within five years of appointment to their roles. As of December 31, 2020, the NEOs all were on target to meet their ownership guidelines within 5 years of appointment to their roles.

Hedging and Pledging Policy

Since 2013, the Company has had policies prohibiting hedging or pledging of stock. Pursuant to our Insider Trading Policy, our officers, directors, and employees shall not hold Heidrick securities in a margin account, pledge Heidrick securities as collateral for a loan, purchase financial instruments or otherwise engage in transactions that either hedge or offset any decrease in value of Heidrick securities. The full text of our Insider Trading Policy, which includes details on our restrictions on hedging and pledging of Heidrick securities can be located on our website at: https://heidrick.com/Who-We-Are/Our-Leadership.

Clawback Policy

In 2018, the Company adopted its Clawback Policy whereby the Company will seek the recoupment of any annual incentive payment or long-term incentive payment or equity award given to any incentive plan participant awarded by the Company during the three-year period preceding in the event of a restatement or correction of our financial statements or where the Board determines that an incentive plan participant engaged in intentional misconduct that caused or contributed to the need for restatement or correction of our financial statements. Our Clawback Policy requires reimbursement to the extent permitted by governing law and any employment arrangements entered into prior to the adoption of the Clawback Policy, among other requirements. The full text of our Clawback Policy can be found at www.heidrick.com/Who-We-Are/Our-Leadership.

    |    EXECUTIVE COMPENSATION      39

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the federal income tax deduction for annual individual compensation to $1 million for the current or former covered employees. In the past, Section 162(m)’s deduction limit included an exception for “performance-based” compensation. This exception for “performance-based” compensation was eliminated in 2018. Although tax deductibility is one of many factors the Company considers when determining executive compensation, the Company believes that the tax deduction limitation should not compromise its ability to design and maintain executive compensation arrangements that will attract and retain executive talent to compete successfully.

Perquisites and Other Personal Benefits

Heidrick provides its NEOs with the same benefits that are provided to all employees generally, including medical, dental and vision benefits, group term life insurance and participation in a 401(k) plan. The NEOs are also reimbursed for expenses incurred for an annual physical examination, for financial planning services (maximum reimbursement for financial planning is $1,080 per year, or $3,150 if expenses are incurred for the first time), and approved business club memberships.

Other Executive Compensation Arrangements

The Company has adopted other executive compensation arrangements, including employment agreements, a Change in Control Severance Plan designed to retain executives in a period of uncertainty and a Management Severance Pay Plan designed to provide financial assistance to executives following termination of employment. The material terms and conditions of these plans are described in the “Potential Payments Upon Termination or a Change in Control” section below.

Employment Agreements

Each of our NEOs have entered into an employment agreement with the Company, which contains general employment terms (including base salary and eligibility to participate in various incentive and benefit plans) and customary restrictive covenants in favor of the Company. These restrictive covenants contain non-competition and non-solicitation restrictions for a period of 12 months after certain terminations of employment. Severance protection for our Executive Officers is generally covered by our Management Severance Pay Plan and our Change in Control Severance Plan (described below) instead of by their employment agreements. However, our Chief Executive Officer’s employment agreement does provide for the following enhanced benefits: (i) if he is entitled to receive severance payments under the Management Severance Pay Plan, he will also be entitled to a pro-rata bonus for the year of termination and (ii) he will receive the benefits described in the Management Severance Pay Plan upon his resignation of employment for Good Reason (as defined in his employment agreement) instead of only upon a termination by the Company without Cause.

40      EXECUTIVE COMPENSATION    |

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

SUMMARY COMPENSATION TABLE

The table below summarizes the total direct compensation paid or earned by each of the NEOs for the last three fiscal years, and only reflects information for those years in which the NEO was determined to be an NEO of the Company. The amounts in the Stock Awards column indicate the fair value on the grant date associated with all grants awarded in the corresponding year and may not correspond with the amounts that the NEO will eventually realize with respect to these awards. The benefit, if any, actually received from these awards will depend upon the future value of our common stock.

Name & Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation[3]	All Other Compensation[4]	Total ($)

Krishnan Rajagopalan Chief Executive Officer & President	2020 2019 2018	850,000 850,000 850,000	—	2,171,252 2,197,147 1,275,013	1,105,808 1,243,125 1,912,500	17,100 16,800 16,500	4,144,160 4,307,072 4,054,013

Michael Cullen Chief Operating Officer	2020 2019	650,000 650,000	— —	1,021,760 933,377	563,745 633,750	17,100 16,800	2,252,605 2,233,927

Mark Harris Chief Financial Officer	2020 2019 2018	450,000 450,000 412,500	— — 125,000	851,466 861,622 599,993	390,285 438,750 618,750	17,100 16,800 102,978	1,708,851 1,767,172 1,859,221

Sarah Payne Chief Human Resources Officer	2020 2019	275,000 275,000	— —	340,587 236,904	178,881 201,094	11,000 15,125	805,468 728,123

Kamau Coar General Counsel & Corporate Secretary	2020 2019 2018	275,000 275,000 255,133	— — —	340,587 236,904 182,006	178,881 201,094 191,350	17,100 16,800 16,500	811,568 729,798 644,989

[1]	Amounts reflect base salary paid in the year pursuant to employment agreements. Mr. Cullen and Ms. Payne became NEOs in 2019.

[2]

Amounts reflect annual LTI awards granted under the GlobalShare Plan in a combination of PSUs and RSUs. The grant date fair value of RSUs and PSUs was calculated in accordance with ASC Topic 718. The fair values of the RSUs were based on the closing price of the common stock on the grant date ($23.43). The PSUs are earned based 50% upon the Adjusted Operating Income of the Company and 50% based upon the total shareholder return performance of the Company relative to a peer group. The fair value of the awards based on total shareholder return was determined using the Monte-Carlo simulation model. A Monte Carlo simulation model uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions and the resulting fair value of the award. The grant date fair value of the PSUs is $29.77. The grant date fair value of the PSU awards assuming achievement of maximum performance would be: Mr. Rajagopalan – $2,430,006; Mr. Cullen – $1,143,525; Mr. Harris – $952,938; Ms. Payne – $381,175 and Mr. Coar – $381,175.

[3]

The Non-Equity Incentive Plan Compensation amounts in this column reflect our annual Short-Term Incentive MIP awards for 2020. The performance goals were established by the HRCC at the beginning of 2020, final evaluation of those performance goals was determined on February 3, 2021, and awards were paid in March 2021. With respect to each award, 85% was paid in full March 2019 and the remaining 15% was mandatorily deferred and will be paid in cash ratably over three years. These awards are discussed in further detail on page 33.

[4]

The amounts reported in the All Other Compensation column for 2020 include a 401(k) employer matching contribution of $17,100 for Messrs. Rajagopalan, Cullen, Harris, and Coar and $11,000 for Ms. Payne. For Mr. Harris, 2018 also includes $86,478 related to relocation expenses in connection with his joining the Company.

    |    EXECUTIVE COMPENSATION      41

2020 GRANTS OF PLAN-BASED AWARDS TABLE

The table below sets forth certain information with respect to awards that were granted during the fiscal year ended December 31, 2020 for each NEO.

Name & Principal Position	Grant Date	Date of HRCC Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[3]			Estimated Future Payouts Under Equity Incentive Plan Awards[4]			All Other Stock Awards: Number of Shares of Stock or Units (#)[5]	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[6]
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Krishnan Rajagopalan Chief Executive Officer & President	[1] 3/9/20[2] 3/9/20[2]	2/6/20 2/6/20 2/6/20	637,500 — —	1,275,000 — —	1,912,500 — —	— — 20,407	— — 40,813	— — 81,626	— 40,813	— — —	— — —	0 956,249 1,215,003

Michael Cullen Chief Financial Officer	[1] 3/9/20[2] 3/9/20[2]	2/6/20 2/6/20 2/6/20	325,000 — —	650,000 — —	975,000 — —	— 9,603	— — 19,206	— — 38,412	— 19,206 —	— — —	— — —	0 449,997 571,763

Mark Harris Chief Financial Officer	[1] 3/9/20[2] 3/9/20[2]	2/6/20 2/6/20 2/6/20	225,000 — —	450,000 — —	675,000 — —	— — 8,003	— — 16,005	— — 32,010	— 16,005 —	— — —	— — —	0 374,997 476,469

Sarah Payne Chief Human Resources Officer	[1] 3/9/20[2] 3/9/20[2]	2/6/20 2/6/20 2/6/20	103,125 — —	206,250 — —	309,375 — —	— — 3,201	— — 6,402	— — 12,804	— 6,402 —	— — —	— — —	0 149,999 190,588

Kamau Coar General Counsel & Corporate Secretary	[1] 3/9/20[2] 3/9/20[2]	2/6/20 2/6/20 2/6/20	103,125 — —	206,250 — —	309,375 — —	— — 3,201	— — 6,402	— — 12,804	— 6,402 —	— — —	— — —	0 149,999 190,588

[1]	The amounts in this row reflect (i) a Non-Equity Incentive Plan Award representing our annual Short-Term Incentive MIP awards for 2020 as established by the HRCC at the beginning of 2020.

[2]

The amounts in this row include awards granted on March 9, 2020 consisting of: (i) an Equity Incentive Plan Award representing an annual LTI PSU award issued under the GlobalShare Plan that will vest (if at all) after a three-year performance period; and (ii) an All Other Stock Award representing an annual LTI RSU award under our GlobalShare Plan that will vest in three equal installments on each grant date anniversary subject to continued employment with the Company.

[3]

With respect to our Non-Equity Incentive Plan Awards representing our annual Short-Term Incentive MIP awards, the performance goals were established by the HRCC in early 2020, the final evaluation of those performance goals was determined on February 3, 2021 and the initial payments for those awards were made in March 2021. The amounts in the table reflect the range of potential MIP award payouts which may be as little as zero and as high as 150% of target. The amounts actually paid under the MIP for 2020 appear in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 41.

[4]

With respect to our Equity Incentive Plan Awards representing our annual LTI PSU award issued under the GlobalShare Plan, the awards are target-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs are stated at their target number of shares. Upon vesting, the recipients will receive anywhere from 0% to 200% of the target number of shares based on actual company performance over the performance period. The unvested PSUs are credited with dividend equivalents which are payable in cash to the extent the shares subject to the PSUs vest.

[5]

With respect to our All Other Stock Awards representing our annual LTI RSU award issued under the GlobalShare Plan, the awards are service-based equity awards that vest in three equal installments on the first, second and third anniversaries of the date of grant, generally subject to the executive’s continued employment with the Company. All unvested RSUs are credited with dividend equivalents which are payable in cash to the extent the shares subject to the RSUs vest.

[6]

Reflects the grant date fair value of RSUs and PSUs calculated in accordance with ASC Topic 718. The grant date fair value of RSUs and PSUs was calculated in accordance with ASC Topic 718. The fair values of the RSUs were based on the closing price of the Common Stock on the grant date ($23.43). The PSUs are earned based 50% upon the Adjusted Operating Income of the Company and 50% based upon the total shareholder return performance of the Company relative to a peer group. The fair value of the awards based on total shareholder return was determined using the Monte-Carlo simulation model. A Monte Carlo simulation model uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions and the resulting fair value of the award.

42      EXECUTIVE COMPENSATION    |

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The table below includes certain information with respect to RSUs and PSUs previously awarded under our Third Amended and Restated Heidrick & Struggles 2012 GlobalShare Plan (the “GlobalShare Plan”) to the NEOs that were outstanding as of December 31, 2020. The market value of each award was determined using our closing stock price on December 31, 2020 (the last trading day of 2020), of $29.38. No stock options were outstanding as of December 31, 2020.

Name & Principal Position	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)[1]

Krishnan Rajagopalan Chief Executive Officer & President	6,979 15,637 40,813	[2] [3] [4]	205,043 459,415 1,199,086	28,947 23,455 81,626 16,065	[5] [6] [7] [8]	850,463 689,108 2,398,172 471,990

Michael Cullen Chief Operating Officer	4,379 6,643 19,206	[2] [3] [4]	128,655 195,171 564,272	11,295 9,964 38,412	[5] [6] [7]	331,847 292,742 1,128,545

Mark Harris Chief Financial Officer	3,284 6,132 16,005	[2] [3] [4]	96,484 180,158 470,227	13,622 9,198 32,010	[5] [6] [7]	400,214 270,237 940,454

Sarah Payne Chief Human Resources Officer	1,038 1,686 6,402	[2] [3] [4]	30,496 49,535 188,091	2,529 12,804	[6] [7]	74,302 376,182

Kamau Coar General Counsel & Corporate Secretary	997 1,686 6,402	[2] [3] [4]	29,292 49,535 188,091	4,132 2,529 12,804	[5] [6] [7]	121,398 74,302 376,182

[1]	The market value of the stock awards and equity incentive plan awards was determined using our closing stock price on December 31, 2020: $29.38.

[2]	Consists of RSUs granted on March 9, 2018. The remaining RSUs vested on March 9, 2021.

[3]	Consists of RSUs granted on March 8, 2019. The remaining RSUs vest one-half each on March 8, 2021 and March 8, 2022.

[4]	Consists of RSUs granted on March 9, 2020. The remaining RSUs vest ratably on March 9, 2021, March 9, 2022, and March 9, 2023.

[5]

Consists of the unvested portion of PSUs granted on March 28, 2018 for Messrs. Rajagopalan, Cullen and Harris and March 9, 2018 for Mr. Coar, which are performance-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The PSUs vested on March 28, 2021 and March 9, 2021, respectively at 137.58% of target as per the terms of the PSU program.

[6]

Consists of the unvested portion of PSUs granted on March 8, 2019, which are performance-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The number of shares that vest will range from 0% to 200% of target based on actual company performance over the performance period. In accordance with SEC Rules, the value is calculated at 100% of target based upon performance to date, which has trended below target.

[7]

Consists of the unvested portion of PSUs granted on March 9, 2020, which are performance-based equity grants that vest three years from the grant date, and are subject to the achievement of certain performance measures. The number of shares that vest will range from 0% to 200% of target based on actual company performance over the performance period. In accordance with SEC Rules, the value is calculated at 200% of target based upon performance to date, which has trended above target.

[8]

Consists of the unvested portion of PRSUs, which were awarded on September 28, 2017, as per the terms of Mr. Rajagopalan’s employment agreement. The remaining shares will fully vest on March 26, 2021 based upon goals reviewed and approved by the HRCC on February 3, 2021.

    |    EXECUTIVE COMPENSATION      43

2020 OPTION EXERCISES AND STOCK VESTED TABLE

The table below includes certain information with respect to the vesting of RSUs and PSUs for the NEOs during the fiscal year ended December 31, 2020. There are no outstanding stock options for our NEOs. The Company has not issued stock options since September 2008. The options granted in September 2008 had a ten-year term and have expired.

	Stock Awards

Name & Principal Position	# of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[2]

Krishnan Rajagopalan Chief Executive Officer & President	42,761	992,734

Michael Cullen Chief Operating Officer	11,816	276,849

Mark Harris Chief Financial Officer	6,350	148,781

Sarah Payne Chief Human Resources Officer	3,142	73,617

Kamau Coar General Counsel & Corporate Secretary	2,731	63,987

[1]

The amounts reflect the number of units converted into common shares on a one-for-one basis from grants issued as follows: Mr. Rajagopalan: RSUs issued in 2017, and 2018, and 2019 PSUs issued in 2017, and PRSUs issued in 2017; Mr. Cullen: RSUs issued in 2017, 2018 and 2019; Mr. Harris: RSUs issued in 2018 and 2019; Ms. Payne and Mr. Coar: RSUs issued in 2017, 2018, and 2019. In connection with the vesting of shares in this column, related dividend equivalents were paid to each Executive Officer of $51,887 to Mr. Rajagopalan, $14,315 to Mr. Cullen, $6,043 to Mr. Harris $3,909 to Ms. Payne, and $3,248 to Mr. Coar.

[2]

The amounts reflect the pre-tax value of the number of RSUs and PSUs vesting multiplied by the closing market price of our stock on the date of vesting. In those cases where the date of vesting falls on a weekend or holiday, the closing market price of the stock on the next business day is used.

PENSION BENEFITS

Pension benefits are not provided to any of the NEOs.

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to Heidrick’s U.S. Employee Deferred Compensation Plan (the “EDC Plan”), each NEO (based in the U.S. only) may defer up to 25% of his or her base salary and up to 25% of his or her cash incentive compensation not to exceed $500,000 per year. The purpose of the EDC Plan is to facilitate future wealth creation and individual financial planning by deferring payments earned today to the future.

A participant completes an election form at the time he or she enrolls in the EDC Plan and chooses from investment funds offered by the EDC Plan Administrator. The Company does not contribute to the amount deferred nor does it provide above market rates on the investment funds. The Administrator calculates the earnings for the funds selected for each participant’s account. A participant makes distribution elections on the enrollment form and can elect to receive his or her distributions on either a date specified in the future (as long as it is at least three years from the effective date that contributions begin) or upon termination. A participant can also elect to receive his or her distributions in either a lump sum or in installments (over five, ten or fifteen years) paid quarterly on a declining balance approach.

In 2020, the only NEO who participated in, or had an account balance under, the EDC Plan was Mr. Cullen.

44      EXECUTIVE COMPENSATION    |

	Nonqualified Deferred Compensation for 2020

Name & Principal Position	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[1]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Michael Cullen Chief Operating Officer	0	0	305,267	0	1,786,189

[1]	Aggregate earnings were not included in the Summary Compensation Table. There are no above-market or preferential earnings provided.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Heidrick provides certain benefits to eligible employees upon certain types of termination of employment, including a termination of employment following a change in control of the Company. Certain benefits are in addition to the benefits to which the employee would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, equity-based awards that are vested as of the date of termination, and the right to continued medical coverage pursuant to COBRA). These incremental benefits as they pertain to the NEOs are described below.

CHANGE IN CONTROL SEVERANCE PLAN (“CIC PLAN”)

All NEOs are participants under the CIC Plan. The CIC Plan provides severance benefits to the executive if he or she is terminated by the Company without “Cause,” or if the executive terminates his or her employment with us for “Good Reason,” within two years of a “Change in Control” of the Company (or within six months prior to a Change in Control of the Company if such termination is effected prior to, but in anticipation of, the Change in Control). The following benefits are to be provided under the CIC Plan to a participant upon a qualifying termination of employment:

•	Salary and other compensation earned but not paid as of the termination date, including any unpaid bonus and earned but unused vacation time.

•	A prorated bonus payment equal to the participant’s annual target bonus under the MIP as of the date immediately prior to the Change in Control (the “bonus amount”).

•	A lump sum payment equal to the sum of the participant’s base salary (the highest annual rate during the preceding 12 months) and annual target bonus amount multiplied by a factor of:

•	2.5 for the CEO.

•	2.0 for all other NEOs.

•

Double trigger accelerated vesting of unvested stock awards (PSUs vest at the number that would be achieved based on performance as of the date of the Change of Control) after a Change in Control if the CIC Plan participant’s employment is terminated for certain reasons within the two-year period beginning on the date of a Change in Control.

•	Continuation of health, dental and/or vision benefits for up to one year at no additional cost to the participant with the same terms in effect immediately prior to the termination date.

•	Reimbursement of reasonable legal fees incurred by the participant in enforcing in good faith his or her rights under the CIC Plan (unless the participant was terminated for Cause).

•

The CIC Plan does not provide an excise tax gross-up, but instead permits all participants to either elect to have their parachute payments reduced to ensure no excise tax liability or to receive the full amount of parachute payments and be responsible for paying all related excise taxes, interest and penalties.

The CIC Plan contains restrictive covenants that prohibit the participant, for a period of time, from working on the accounts of certain clients, with respect to which he or she had significant involvement, providing services to competitors, or soliciting or hiring employees or employee candidates of the Company. In order to receive benefits under the CIC Plan, the participant must waive his or her right to receive any severance benefits he or she is entitled to receive under any other Company severance plan or employment agreement to which we are a party.

    |    EXECUTIVE COMPENSATION      45

For purposes of the CIC Plan:

•

“Cause” means the executive’s (i) willful and continued failure to substantially perform his or her duties that is not cured after notice from us (other than a failure due to a physical or mental condition), or (ii) willful misconduct that is materially injurious to us.

•

“Good Reason” means the occurrence of one of the following events without the executive’s written consent: (i) the assignment to the executive of duties inconsistent with, or a reduction in his or her responsibilities or functions associated with, his or her position immediately prior to the change in control; (ii) a reduction in the executive’s base salary or any failure to pay the executive any compensation within seven days of the due date for such payment; (iii) a change by 50 miles or more of the executive’s principal work location; (iv) a substantial change in the executive’s required business travel; (v) our failure to continue substantially similar benefits under our welfare and fringe benefit plans, taking any action that adversely affects or reduces the executive’s benefits under such plans, or our failure to provide the executive with his or her accrued vacation days in accordance with our policy in effect immediately prior to the change in control; (vi) the failure to provide the executive with the bonus and long term incentive opportunity available immediately prior to the change in control; (vii) a material increase in the executive’s working hours; or (viii) the failure of any successor to the Company to assume the obligations under the CIC Plan.

•

“Change in Control” means (i) a person’s acquisition of more than 30% of the voting power of our outstanding securities; (ii) during any 24 month period, the incumbent board members, and generally any new directors elected by at least 2/3 of the incumbent or previously approved board members, cease to constitute a majority of the board; (iii) a merger or consolidation of the Company (other than a merger or consolidation that (A) results in our outstanding voting securities continuing to represent more than 66 2/3% of the combined voting power of the outstanding securities immediately after the transaction, or (B) after which no person holds 30% or more of the combined voting power of the outstanding securities immediately after the transaction); (iv) a complete liquidation, or a sale of substantially all of the assets, of the Company; or (v) any other event that the Board determines to be a change in control. A change in control does not include any of the above events if after such event we cease to be subject to Section 13 or 15(d) of the Securities Exchange Act and no more than 50% of the outstanding stock is owned by any entity subject to such requirements, or our Executive Officers own 25% or more of the then outstanding common stock or 25% or more of the combined voting power of the outstanding voting securities.

MANAGEMENT SEVERANCE PAY PLAN (THE “SEVERANCE PLAN”)

The Severance Plan provides severance benefits to select employees. Benefits are available if an employee is terminated without Cause as defined in the Severance Plan (and, in the case of Mr. Rajagopalan, upon his resignation for Good Reason per the terms of and as defined in his employment agreement). Benefits are not available if the termination is for Cause or due to voluntary resignation, leave of absence, retirement, death or disability. If the termination is due to the employee’s transfer to an unaffiliated business, the sale of the stock or assets of the Company or the outsourcing of a division, department, business unit or function, severance benefits will be provided only if the employee has not been offered employment with the successor entity. An employee’s receipt of severance benefits is conditioned on his or her execution of a release. The severance benefit payable to a participant is equal to the sum of the participant’s base salary rate in effect on the date of termination and target bonus amount multiplied by a factor of:

•	2.0 for the CEO;

•	1.5 for other NEOs.

As per the terms of his employment agreement and consistent with the Company’s discretion to award the same under the Severance Plan, Mr. Rajagopalan is also entitled to receive a pro-rata annual bonus for the year during which his employment is terminated. The severance benefits will be paid to the participant in equal installments over the severance period in accordance with applicable payroll procedures, beginning no later than 30 days after the participant delivers an executed release. Until the earliest of one year following the participant’s termination of employment, the end of the applicable severance period, or the date on which the participant becomes employed and covered under another employer’s benefit plan, Heidrick shall maintain and pay the full cost of the participant’s health benefits. Finally, the Severance Plan includes six-month non-solicitation and non-compete provisions that apply to the extent the participant is not already subject to such restrictions pursuant to another agreement with us.

46      EXECUTIVE COMPENSATION    |

BONUS, RSU, PSU AND BONUS CASH DEFERRAL RETIREMENT POLICY (“RETIREMENT POLICY”)

Under the Retirement Policy that was in effect during 2020, an employee was eligible for retirement if all three of the following criteria were met:

•	Age 55 or older on the date of retirement, provided they are age 50 or older as of March 23, 2018, or alternatively age 62 on the date of retirement;

•	Combined age and years of service add up to at least 70 on the date of retirement; and

•	Notification of the intent to retire is made no later than October 15th of the year before the year of actual retirement.

The Company’s Retirement Policy allows for the continued vesting of RSUs, PSUs, and bonus cash deferrals, and the payment of the annual incentive, if any, that would have been payable in the year of retirement even if the employee retires prior to the actual date of payment. For PSUs granted after March 22, 2019, an employee is eligible to receive continued vesting of the PSUs, subject to performance, prorated based on the percentage of the three-year performance period worked. The award will be forfeited for those with greater than two years remaining in the vesting period and prorated for all others. Restrictive covenants will extend to the end of the vesting period for all equity awards upon retirement.

Mr. Rajagopalan was eligible for retirement under the Retirement Policy as of December 31, 2020.

CONTINGENT PAYMENTS

The tables below show the additional benefits and payments to be made to each of our NEOs in the event of a termination by the Company without cause, resignation by the executive for good reason (applicable only to Mr. Rajagopalan), termination by reason of death or long-term disability, or termination following a change in control of the Company, on December 31, 2020. The tables assume the exercise of discretion under the Severance Plan to pay out bonus amounts in respect of the year of termination.

Krishnan Rajagopalan

	Involuntary Termination Without Cause ($)[1]	Resignation for Good Reason	Death or Long-Term Disability ($)	Termination Following a Change in Control ($)[2]

Base Salary	1,700,000	1,700,000	—	2,125,000

Management Bonus	2,550,000	2,550,000	—	3,187,500

Prorated Bonus	1,275,000	1,275,000	—	1,275,000

Continued Health Coverage[3]	20,776	20,776	—	16,538

Vesting of Unexercisable Stock Options	—	—	—	—

Vesting of Outstanding RSUs and PSUs[4]	—	—	4,841,883	3,812,790

Vesting of Deferred Bonus	—	—	445,987	445,987

Total	5,545,776	5,545,776	5,287,870	10,862,815

    |    EXECUTIVE COMPENSATION      47

Michael Cullen

	Involuntary Termination Without Cause ($)[1]	Death or Long-Term Disability ($)	Termination Following a Change in Control ($)[2]

Base Salary	975,000	—	1,300,000

Management Bonus	975,000	—	1,300,000

Prorated Bonus	—	—	650,000

Discretionary Severance Bonus	650,000	—	—

Continued Health Coverage[3]	25,454	—	17,629

Vesting of Unexercisable Stock Options	—	—	—

Vesting of Outstanding RSUs and PSUs[4]	—	1,986,323	1,512,561

Vesting of Deferred Bonus	—	236,208	236,208

Total	2,625,454	2,222,531	5,016,398

Mark Harris

	Involuntary Termination Without Cause ($)[1]	Death or Long-Term Disability ($)	Termination Following a Change in Control ($)[2]

Base Salary	675,000	—	900,000

Management Bonus	675,000	—	900,000

Prorated Bonus	—	—	450,000

Discretionary Severance Bonus	450,000	—	—

Continued Health Coverage[3]	34,110	—	24,934

Vesting of Unexercisable Stock Options	—	—	—

Vesting of Outstanding RSUs and PSUs[4]	—	1,778,225	1,374,661

Vesting of Deferred Bonus	—	127,687	127,687

Total	1,834,110	1,905,912	3,777,282

48      EXECUTIVE COMPENSATION    |

Sarah Payne

	Involuntary Termination Without Cause ($)[1]	Death or Long-Term Disability ($)	Termination Following a Change in Control ($)[2]

Base Salary	412,500	—	550,000

Management Bonus	309,375	—	412,500

Prorated Bonus			206,250

Discretionary Severance Bonus	206,250	—	—

Continued Health Coverage[3]	34,110	—	24,934

Vesting of Unexercisable Stock Options	—	—	—

Vesting of Outstanding RSUs and PSUs[4]	—	530,515	380,353

Vesting of Deferred Bonus	—	30,164	30,164

Total	962,235	560,679	1,604,201

Kamau Coar

	Involuntary Termination Without Cause ($)[1]	Death or Long-Term Disability ($)	Termination Following a Change in Control ($)[2]

Base Salary	412,500	—	550,000

Management Bonus	309,375	—	412,500

Prorated Bonus	—	—	206,250

Discretionary Severance Bonus	206,250	—	—

Continued Health Coverage[3]	34,110	—	24,934

Vesting of Unexercisable Stock Options	—	—	—

Vesting of Outstanding RSUs and PSUs[4]	—	617,538	467,377

Vesting of Deferred Bonus	—	49,299	49,299

Total	962,235	666,837	1,710,360

[1]	Reflects amounts payable under the Severance Plan.

[2]	As per the terms of the CIC Plan and the GlobalShare Plan.

[3]

Under the Severance Plan, the costs of continuation of coverage are fully covered by the Company. Reflects both the individual and the Company-paid premiums for such coverage. Under the CIC Plan, the Company and the Participant share the costs of the continuation of such coverage.

[4]	As per the terms of the GlobalShare Plan. Values calculated using the closing stock price on December 31, 2020 of $29.38.

    |    EXECUTIVE COMPENSATION      49

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the annual total compensation of its employees and the annual total compensation of Mr. Krishnan Rajagopalan, President and CEO.

For our 2020 fiscal year:

•	the annual total compensation of the median employee (defined below) was $118,023 (the individual with such median compensation, the “median employee”); and

•	the annual total compensation of the CEO was $4,144,160, which is the same amount reported for 2020 as total compensation in the Summary Compensation Table.

Based on this information, for 2020, the ratio of the annual total compensation of Mr. Rajagopalan, the Chief Executive Officer, to the median employee was estimated to be 35:1.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on payroll and employment records and the method described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices.

The Company re-identified the median employee in 2020 by examining the 2020 compensation for all individuals, excluding the CEO, who were employed by the Company on December 31, 2020, the last day of the payroll year. For this purpose, compensation included base salary, cash bonus, overtime wages, and long-term incentives awarded in 2020. The Company included all employees, whether employed on a full-time or part-time basis. The Company annualized the base compensation for full-time employees that were not employed by the Company for all of 2020.

The Company calculated the median employee’s total annual compensation using the same methodology it uses for its NEOs as set forth in the 2020 Summary Compensation Table in this Proxy Statement.

REPORT OF THE HRCC

The HRCC has reviewed and discussed the CD&A as required by Item 402(b) of Regulation S-K with Management and, based on such review and discussion, the HRCC recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and this Proxy Statement.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

Clare M. Chapman, Chair

Laszlo Bock

Elizabeth L. Axelrod

T. Willem Mesdag

50      EXECUTIVE COMPENSATION    |

Audit Matters

AUDIT & FINANCE COMMITTEE REPORT

The AFC is responsible for providing general oversight of the Company’s financial accounting and reporting processes, selection of critical accounting policies, and the Company’s system of internal controls.

The AFC is directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm, RSM US LLP (“RSM”); approves the engagement letter describing the scope of the annual audit; approves fees for audit and non-audit services; provides an open avenue of communication among the independent registered public accounting firm, the risk and Internal Audit functions, Management and the Board; and prepares the Audit Committee Report required by the SEC and included in this Proxy Statement below. These and other aspects of the AFC’s authority are more particularly described in the AFC Charter which can be located at: https://heidrick.com/Who-We-Are/Our-Leadership.

The AFC is currently comprised of three directors, Messrs. Mesdag and Logan, and Ms. Rauch, each of whom is independent within the meaning of the Company’s Corporate Governance Guidelines, Director Independence Standards and the applicable Nasdaq Rules. The Board has determined that Messrs. Logan and Mesdag are “audit committee financial experts” as defined in the SEC Rules. During 2020, the AFC met six times.

As part of its oversight of the Company’s financial statements, the AFC reviews and discusses with both Management and RSM, all annual and quarterly financial statements prior to their issuance. The AFC reviews key initiatives and programs aimed at strengthening the effectiveness of the Company’s disclosure control structures; including its internal controls, as well as providing oversight of the Company’s risk management protocols.

The AFC reviewed and discussed with RSM the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The AFC has also received the written disclosures and the letter from RSM, required by applicable requirements of the PCAOB, regarding RSM’s communications with the AFC concerning independence, and has discussed with RSM the firm’s independence from the Company.

The AFC’s meetings included executive sessions with RSM and with the Company’s Internal Audit function (which has been partially outsourced to PricewaterhouseCoopers), in each case without the presence of Management during which members of the AFC raised and discussed any issues they may have had about the financial statements and the adequacy and proper functioning of the Company’s internal and disclosure control systems and procedures.

In performing these functions, the AFC acted and continues to act only in an oversight capacity on behalf of the Board. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including its systems of internal and disclosure controls. In its oversight role, the AFC necessarily relies on the procedures, work and assurances of Management. RSM has audited the annual financial statements prepared by Management, expressed an opinion as to whether those financial statements fairly present the Company’s financial position, results of operation and cash flows in conformity with generally accepted accounting principles in the U.S., and discussed any issues they believe should be raised with the AFC.

During 2020, Management documented, tested and evaluated the Company’s internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management and RSM kept the AFC apprised of the Company’s progress at each regularly scheduled AFC meeting. Management and RSM have each provided the AFC with a report on the effectiveness of the Company’s internal controls. The AFC has reviewed Management’s and RSM’s assessment of the effectiveness of the Company’s internal controls included in the Annual Report on Form 10-K for the year ended December 31, 2020.

Based on the above mentioned reviews and discussions with Management and RSM, the undersigned AFC members recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020. The AFC has also appointed RSM as the Company’s independent registered public accounting firm for 2021.

THE AUDIT & FINANCE COMMITTEE

T. Willem Mesdag, Chair

Lyle Logan

Stacey Rauch

    |    AUDIT MATTERS      51

AUDIT-RELATED FEES

The AFC has established a policy governing the engagement of the Company’s independent registered public accounting firm for audit and non-audit services. Under this policy, the AFC is required to pre-approve all audit and non-audit services performed by the Company’s independent auditors to assure that the provision of such services does not impair the auditor’s independence. The AFC has delegated the authority to evaluate and approve audit and permissible non-audit fees and engagements up to $100,000 to the AFC Chair. In this event, the Chair then presents a summary of the fees and services to the AFC at its next meeting. The independent registered public accounting firm may not perform any non-audit service which independent auditors are prohibited from performing under the SEC Rules or the rules of the PCAOB. RSM did not perform any non-audit services in 2020.

At the beginning of each fiscal year, the AFC reviews with Management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. For each proposed service, the independent auditor provides documentation regarding the specific services to be provided. At that time, the AFC pre-approves a list of specific audit-related services that may be provided and sets fee limits for each specific service or project. Management is then authorized to engage the independent auditor to perform the pre-approved services as needed throughout the year, subject to providing the AFC with regular updates. The AFC must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent auditor. The AFC also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

All services provided by RSM in 2020 were permissible under applicable laws and regulations and approved in accordance with the policy in 2020.

Fee Category	2020	2019

Audit Fees[1]	$1,250,000	$1,240,000

Audit-Related Fees	—	—

Tax Fees	—	—

All Other Fees[2,3]	$280,000	$50,000

Total Fees	$1,530,000	$1,290,000

[1]

Fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the consolidated financial statements included in its Quarterly Reports on Form 10-Q, statutory audits required internationally, and the audit of the Company’s internal controls over financial reporting.

[2]

For year 2020, all other fees related to a review of goodwill impairment, restructuring plan, Peoplesoft upgrade, assistance with filing a registration statement on Form S-8 and the Company’s adoption of critical matters audit report.

[3]	For year 2019, all other fees related to assistance with a new lease accounting standard.

52      AUDIT MATTERS     |

PROPOSAL 3

Ratification of Appointment of Auditor

The Board recommends a vote “FOR” ratification of the appointment of RSM US LLP (“RSM”) as our independent registered public accountants for the 2021 fiscal year.

The AFC appointed RSM, an independent registered public accounting firm, as the auditor to examine and report to stockholders on the consolidated financial statements for the Company and its subsidiaries for the calendar year ended December 31, 2021. Although stockholder approval is not required for the appointment of RSM, the Board and the AFC has determined that it would be desirable as a good corporate governance practice to request stockholder ratification of the appointment of RSM as the Company’s independent registered public accounting firm.

The AFC has concluded that the continued retention of RSM is in the best interests of the Company and its stockholders and appointed RSM as the Company’s independent registered public accountants for the fiscal year ending December 31, 2021. Services provided to the Company by RSM in fiscal 2020 are described in Audit-Related Fees section above. The AFC evaluates the independent registered public accountant’s qualifications, performance, audit plan and independence each year. In addition to assuring regular rotation of the lead audit partner every five years as required by the SEC Rules, one or more of the members of the AFC will meet with candidates for the lead audit partner and the committee will discuss the appointment before the rotation occurs.

We are asking our stockholders to ratify the selection of RSM as our independent registered public accountants. In the event stockholders fail to ratify the appointment, the Board may reconsider this appointment. Even if the appointment is ratified, the Board, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the Company’s and stockholders’ best interests.

Representatives of RSM will attend the Annual Meeting online and be given an opportunity to make a statement and/or respond to appropriate questions.

The Board and the AFC recommend that the stockholders ratify the appointment of RSM and adopt the following resolution at the Annual Meeting: “RESOLVED, that the appointment of RSM as independent auditors of this Company for the fiscal year 2021 is hereby RATIFIED.”

In the event the stockholders do not ratify the appointment of RSM, the AFC will consider whether it should appoint an alternative firm.

    |    AUDIT MATTERS      53

Additional Matters

STOCK OWNERSHIP INFORMATION

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of Company common stock by each director, each NEO, and the Directors and Executive Officers as a group, all as of March 31, 2021. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the following table.

Name[1]	Shares of Common Stock Beneficially Owned[2,3]	%

Elizabeth L. Axelrod	22,720	*

Laszlo Bock	5,000	*

Clare M. Chapman	22,720	*

Lyle Logan	22,720	*

T. Willem Mesdag	32,720	*

Stacey Rauch	8,625	*

Adam Warby	16,521	*

Kamau Coar	10,655	*

Michael Cullen	31,160	*

Mark Harris	18,517	*

Sarah Payne	7,152	*

Krishnan Rajagopalan	137,499	*

All the above Directors and Executive Officers as a group	335,959	1.7%

*	Represents holdings of less than 1%.

[1]	The mailing address for each NEO and Director of the Company is 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606.

[2]

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of fully owned or earned Company Common Stock and RSUs as well as shares of Company Common Stock issued pursuant to RSUs and stock options that are exercisable on March 31, 2021, or which will become exercisable within 60 days following that date or upon termination of a director’s service to the Board, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other stockholder.

[3]

The calculation of shares of Company Common Stock beneficially owned by the Directors includes Company Common Stock equivalents in the form of fully-earned RSUs that are owned by the Director for which full consideration has been received by the Company and for which there are no additional outstanding conditions. All RSUs will be converted into shares of Company Common Stock upon the Director’s termination of service to the Board. This includes 5,000 RSUs owned by Mr. Bock; 22,720 RSUs owned by Ms. Chapman; 22,720 RSUs owned by Mr. Mesdag; and 11,521 RSUs owned by Mr. Warby.

54      ADDITIONAL MATTERS    |

PRINCIPAL STOCKHOLDERS

Set forth in the table below is information about the number of shares held by persons the Company knows to be the beneficial owners of more than 5% of the issued and outstanding Company Common Stock as of March 31, 2021.

Name and Address	Shares of Common Stock Beneficially Owned	% of Class[1]

BlackRock, Inc.[2] 55 East 52nd Street New York, New York 10055	3,138,826	16.20%

Renaissance Technologies LLC[3] 800 Third Avenue New York, New York 10022	1,425,302	7.36%

Dimensional Fund Advisors LP4 Building One 6300 Bee Cave Road Austin, Texas 78746	1,345,098	6.90%

The Vanguard Group[5] 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,217,858	6.29%

Russell Investments Group, Ltd.[6] 1301 Second Ave., Suite 1800 Seattle, WA 98101	1,097,678	5.67%

[1]

The ownership percentages set forth in this column are based on the assumption that each of the principal stockholders continued to own the number of shares reflected in the table above on March 31, 2021. Percentages are calculated using the shares outstanding on the Record Date.

[2]

The information is based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 25, 2021 reporting beneficial ownership as of December 31, 2020. BlackRock, Inc. reported that it has sole dispositive power over 3,138,826 shares and sole voting power over 3,105,361 shares.

[3]

The information is based on a Schedule 13G/A filed by Renaissance Technologies LLC, and its principal shareholder, Renaissance Technologies Holdings Corporation, with the SEC on February 11, 2021 reporting beneficial ownership as of December 31, 2020. Renaissance Technologies LLC reported that it has sole dispositive power over 1,425,302 shares and sole voting power over 1,357,100 shares.

[4]

The information is based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 12, 2021 reporting beneficial ownership as of December 31, 2020. Dimensional Fund Advisors LP reported that it has sole dispositive power over 1,345,098 shares and sole voting power over 1,290,631 shares.

[5]

The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021 reporting beneficial ownership as of December 31, 2020. The Vanguard Group reported that it has sole dispositive power over 1,177,405 shares; shared dispositive power over 40,453 shares; and shared voting power over 21,167 shares.

[6]

The information is based on a Schedule 13G filed by Russell Investments Group, Ltd. with the SEC on February 2, 2020 reporting beneficial ownership as of December 31, 2020. Russell Investments Group, Ltd. reported that it has sole voting power over 1,097,678 shares; and shared dispositive power over 1,097,678 shares.

    |    ADDITIONAL MATTERS      55

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

WHO IS ASKING FOR MY VOTE AND WHY?

The Board is soliciting proxies for use at the Company’s Annual Meeting to be held on May 27, 2021, or any adjournment or postponement of the meeting. The Annual Meeting will be held entirely online at www.virtualshareholdermeeting.com/HSII2021 due to the heightened health and safety concerns surrounding COVID-19, and to support the health and well-being of our employees, directors and stockholders. The Board encourages you to vote before the meeting to ensure that your shares are represented at the Annual Meeting. This Proxy Statement provides you with information related to the matters upon which you are asked to vote as a stockholder to assist you in voting your shares.

WHAT DOES IT MEAN TO VOTE BY PROXY?

It means that you give someone else the right to vote your shares in accordance with your instructions. The Company is asking you to give your proxy to two of our officers, Kamau Coar and Kelly A. Crosier. This way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting online.

If you sign and submit your proxy or voting instruction form without giving specific instructions on how to vote your shares, in accordance with the recommendation of the Board, either Mr. Coar or Ms. Crosier will vote your shares in the following manner:

•	FOR the election of each of the nominees for director;

•	FOR the advisory vote approving our executive compensation; and

•	FOR the ratification of the appointment of RSM US LLP as our independent registered public accountants for the 2021 fiscal year.

WHAT HAPPENS IF OTHER MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

If other matters are properly presented at the Annual Meeting, either Mr. Coar or Ms. Crosier will have discretion to vote your shares for you on those matters in accordance with their best judgment if you have granted a proxy. However, the Company has not received timely notice from any stockholder of any other matter to be presented at the Annual Meeting.

HOW DO I ATTEND THE ANNUAL MEETING?

To join the Annual Meeting, login at www.virtualshareholdermeeting.com/HSII2021. You will need the 16-digit control number included on your proxy card or on any additional voting instructions accompanying these proxy materials.

The Annual Meeting will begin at 8:00 a.m. Central Time. Online check-in will be available beginning at 7:45 a.m. Central Time to allow time for stockholders to log in and test the computer audio system. Please allow ample time for the online check-in process. A replay of the Annual Meeting will also be posted on our website at https://heidrick.com/About/Investor-Relations for at least thirty (30) days after the meeting concludes.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Holders of the Company’s Common Stock as of the close of business on March 31, 2021, the Record Date, are entitled to vote at the Annual Meeting.

HOW MANY VOTES IS EACH SHARE OF COMMON STOCK ENTITLED TO?

Each share of Company Common Stock outstanding as of the Record Date is entitled to one vote. As of the Record Date, there were 19,585,095 shares of Common Stock issued and 19,501,763 shares of Common Stock outstanding.

WHO CAN ATTEND THE ANNUAL MEETING ONLINE?

Stockholders as of the Record Date are entitled to attend and participate in the Annual Meeting. Others are able to access the Annual Meeting as a guest through the virtual meeting website, but are not able to ask questions or vote during the meeting.

56      ADDITIONAL MATTERS    |

HOW DO I SUBMIT A QUESTION AT THE ANNUAL MEETING?

You may submit a question during the meeting via our virtual stockholder meeting website, www.virtualshareholdermeeting.com/HSII2021. If your question is properly submitted, we intend to respond to your question during the Annual Meeting as time permits. Questions on similar topics will be combined and answered together. A replay of the Annual Meeting, including the Q&A session, will also be posted on our website at https://heidrick.com/About/Investor-Relations under “Proxy Materials” for at least thirty (30) days after the meeting concludes. Rules of Conduct for the meeting will be posted on the virtual meeting website and our website and will provide additional details regarding our procedures for answering questions.

WHAT IF THE COMPANY OR I ENCOUNTER TECHNICAL DIFFICULTIES DURING THE ANNUAL MEETING?

If we experience technical difficulties during the Annual Meeting (e.g., a temporary or prolonged power outage), our Chairman will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/HSII2021.

If you encounter technical difficulties accessing our Annual Meeting or asking questions during the Annual Meeting, a support line will be available on the login page of the virtual stockholder meeting website: www.virtualshareholdermeeting.com/HSII2021.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

If your shares are registered directly in your name with the Company’s transfer agent (Computershare Trust Company, N.A.), you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered a “beneficial owner” of those shares.

HOW DO I VOTE MY SHARES?

Beneficial Stockholders – If you own shares through a broker, bank or other holder of record, you must instruct the holder of record how to vote your shares, or you can vote during the Annual Meeting. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank, or other holder of record. Proxies submitted by internet or telephone must be received by 11:59 p.m. Eastern Time, on May 26, 2021. You are also invited to attend the Annual Meeting online at www.virtualshareholdermeeting.com/HSII2021. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on any additional voting instructions accompanying these proxy materials. Even if you plan to attend the Annual Meeting, we encourage you to submit your voting instructions to your broker, bank or other holder of record in advance of the Annual Meeting.

Registered Stockholders – If you own shares that are registered in your name, you may vote by proxy before the Annual Meeting by internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card by mail. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found on your proxy card. Proxies submitted by internet or telephone must be received by 11:59 p.m. Eastern Time, on May 26, 2021. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors. You may also vote at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/HSII2021, or you may vote by proxy. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on any additional voting instructions accompanying these proxy materials. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.

MAY I REVOKE A PROXY OR CHANGE MY VOTE?

Beneficial Stockholders – Beneficial stockholders should contact their broker, bank or other holder of record for instructions on how to revoke their proxies or change their vote. You may also revoke your proxy or previously submitted voting instructions by attending the Annual Meeting online and voting during the meeting.

    |    ADDITIONAL MATTERS      57

Registered Stockholders – Registered stockholders may revoke their proxies or change their voting instructions at any time before 11:59 p.m. Eastern Time, on May 26, 2021, by submitting a proxy via internet, telephone or mail that is dated later than the original proxy or by delivering written notice of revocation to the Corporate Secretary at Heidrick & Struggles International, Inc., Attn: Corporate Secretary, 233 S. Wacker Drive, Suite 4900, Chicago, Illinois 60606-6303. You may also revoke your proxy by attending the Annual Meeting online and voting during the meeting. Your attendance at the Annual Meeting online will not, by itself, constitute revocation of your proxy.

HOW MANY VOTES MUST BE PRESENT IN ORDER TO HOLD THE ANNUAL MEETING?

A quorum must be present to transact business at the Annual Meeting. A quorum consists of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting.

Shares of Heidrick & Struggles stock present in person or duly authorized by proxy (including any abstentions and “broker non-votes”) will be counted for purposes of establishing a quorum at the meeting. Attendance at our Annual Meeting online constitutes presence in person for purposes of quorum at the meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Election of Directors (Item 1)

A plurality of the votes cast at the annual meeting is required for the election of directors. This means that the seven director nominees receiving the highest number of votes cast “FOR” will be elected. Only votes “FOR” will affect the outcome. Abstentions and broker non-votes are not counted for purposes of the election of directors.

Pursuant to our Corporate Governance Guidelines, in an uncontested election of directors (i.e. an election in which the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will tender his or her resignation to the Chair of the NGC following certification of the stockholder vote. The NGC will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the stockholders’ meeting at which the election occurred. The Board will act on the NGC’s recommendation no later than 120 days following the stockholders’ meeting. The Company will publicly disclose the Board’s decision whether to accept the resignation as tendered (providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation).

Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of Directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to Directors is counted.

All Other Proposals (Items 2 and 3)

Stockholders may vote “For” or “Against” each of the other proposals, or may abstain from voting. Delaware law requires the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting for the approval of Proposals 2 and 3. A stockholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” Proposals 2 and 3. “Broker non-votes,” if any, will have no effect on Proposals 2 and 3.

WHAT ARE BROKER NON-VOTES?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions, that firm may only vote your shares on routine matters. Proposal 3, the ratification of the appointment of our independent auditor for 2021, is the only matter for consideration deemed to be routine. For all matters other than Proposal 3, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes on the non-routine proposals are referred to as “broker non-votes.”

WHO COUNTS THE VOTES?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and will act as the independent inspector of election for the Annual Meeting.

58      ADDITIONAL MATTERS    |

WHEN WILL THE COMPANY ANNOUNCE THE VOTING RESULTS?

The Company will announce the preliminary voting results at the Annual Meeting and will report the final results on the Company’s website and in a Current Report on Form 8-K filed with the SEC.

HOW ARE PROXIES SOLICITED, AND WHAT IS THE COST?

The Company will bear the entire cost of the proxy solicitation. Heidrick has engaged Alliance Advisors, L.L.C. to assist with the solicitation of proxies for an estimated fee of $11,000 plus expenses. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. The Company’s officers and employees may also solicit proxies. They will not receive any additional compensation for these activities.

WILL THE COMPANY MAKE A LIST OF STOCKHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING AVAILABLE?

Yes. A stockholder list will be available for inspection electronically by stockholders for any purpose germane to the meeting, upon request, starting May 17, 2021 by contacting the Company’s Investor Relations Department via email at InvestorRelations@heidrick.com. In addition, a stockholder list will be posted on the virtual stockholder meeting website during the Annual Meeting.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PRINTED PROXY MATERIALS?

If you hold your shares in more than one account, you may receive a separate set of printed proxy materials, including a separate proxy card or voting instruction card, for each account. To ensure that all of your shares are voted, please vote by telephone or internet or sign, date, and return a proxy card or voting card for each account.

MORE THAN ONE STOCKHOLDER LIVES AT MY ADDRESS. WHY DID WE RECEIVE ONLY ONE SET OF PROXY MATERIALS?

The Company delivers only one Annual Report and one Proxy Statement to multiple stockholders sharing the same address unless it has received different instructions from one or more of them. This method of delivery is known as “householding”. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. The Company will, upon written or oral request, promptly deliver a separate copy of the Annual Report or Proxy Statement to a stockholder at a shared address. If you would like to change your householding election, request that a single copy of this or future proxy materials be sent to your address, or request a separate copy of this or future proxy materials, you should submit this request by writing Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or calling 1-866-540-7095.

OTHER MATTERS

Management is not aware of any other matters that will be presented at the Annual Meeting. If any other matter that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their best judgment.

STOCKHOLDER PROPOSALS – 2022 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal for inclusion in Heidrick’s 2022 proxy statement, you must follow the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, the Company must receive your proposal at the address below no later than December 23, 2021. Under Heidrick’s By-laws, other proposals and Director nominations by stockholders that are not included in the 2022 proxy statement may be eligible for presentation at the 2022 annual meeting of stockholders only if they are received by the Company in the form of a written notice, directed to the attention of Heidrick’s Corporate Secretary at the address below, no earlier than February 26, 2022 and no later than March 28, 2022. The notice must contain the information required by the By-laws and must otherwise comply with the requirements specified in the By-laws.

WHERE TO SEND ALL PROPOSALS AND NOMINATIONS:

Heidrick & Struggles International, Inc.

Attn: Corporate Secretary

233 S. Wacker Drive, Suite 4900

Chicago, Illinois 60606-6303

    |    ADDITIONAL MATTERS      59

ANNEX A

Heidrick & Struggles International, Inc.

Reconciliation of Operating Income (Loss) and Adjusted Operating Income (Non-GAAP)

(In thousands)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,

	2020	2019	2020	2019

Revenue before reimbursements (net revenue)	$160,987	$180,034	$621,615	$706,924

Operating income (loss)	8,538	14,295	(35,529)	63,511

Adjustments

Impairment charges[1]	—	—	32,970	—

Restructuring charges[2]	4,257	—	52,372	4,130
Total adjustments	4,257	—	85,342	4,130

Adjusted operating income	$12,795	$14,295	$49,813	$67,641

Operating margin	5.3%	7.9%	(5.7)%	9.0%

Adjusted operating margin	7.9%	7.9%	8.0%	9.6%

[1]	The Company incurred goodwill impairment charges of approximately $33.0 million related to its Europe and Asia Pacific reporting units for the year ended December 31, 2020.

[2]

The Company incurred restructuring charges of approximately $4.3 million across all operating segments for the three months ended December 31, 2020. The Company incurred restructuring charges of approximately $52.4 million and $4.1 million across all operating segments for the years ended December 31, 2020 and 2019, respectively.

    |    ANNEX A       A-1

Heidrick & Struggles International, Inc.

Reconciliation of Net Income (Loss) and Adjusted Net Income (Non-GAAP)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,

	2020	2019	2020	2019

Net income (loss)	$5,538	$10,555	$(37,707)	$46,869

Adjustments

Impairment charges, net of tax[1]	—	—	32,970	—

Restructuring charges, net of tax[2]	6,093	—	39,956	3,768
Total adjustments	6,093	—	72,926	3,768

Adjusted net income	$11,631	$10,555	$35,219	$50,637

Weighted-average common shares outstanding

Basic	19,360	19,138	19,301	19,103

Diluted	19,865	19,507	19,893	19,551

Earnings (loss) per common share

Basic	$0.29	$0.55	$(1.95)	$2.45

Diluted	$0.28	$0.54	$(1.95)	$2.40

Adjusted earnings per common share

Basic	$0.60	$0.55	$1.82	$2.65

Diluted	$0.59	$0.54	$1.77	$2.59

[1]	The Company incurred goodwill impairment charges of approximately $33.0 million related to its Europe and Asia Pacific reporting units for the year ended December 31, 2020.

[2]

The Company incurred restructuring charges of approximately $4.3 million across all operating segments for the three months ended December 31, 2020. The Company incurred restructuring charges of approximately $52.4 million and $4.1 million across all operating segments for the years ended December 31, 2020 and 2019, respectively.

A-2      ANNEX A    |

ANNEX B

Heidrick & Struggles International, Inc.

Reconciliation of Net Income (Loss) and Operating Income (Loss) to

Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,

	2020	2019	2020	2019

Revenue before reimbursements (net revenue)	$160,987	$180,034	$621,615	$706,924

Net income (loss)	5,538	10,555	(37,707)	46,869

Interest, net	(44)	(841)	(204)	(2,880)

Other, net	(3,467)	(1,011)	(3,927)	(2,898)

Provision for income taxes	6,511	5,592	6,309	22,420

Operating income (loss)	8,538	14,295	(35,529)	63,511

Adjustments

Stock-based compensation expense	3,038	3,028	9,679	9,818

Depreciation	1,906	2,146	8,100	9,462

Intangible amortization	153	242	738	909

Earnout accretion	—	173	—	668

Acquisition contingent consideration	460	604	1,942	604

Restructuring charges	4,257	—	52,372	4,130

Impairment charges	—	—	32,970	—
Total adjustments	9,814	6,193	105,801	25,591

Adjusted EBITDA	$18,352	$20,488	$70,272	$89,102

Adjusted EBITDA margin	11.4%	11.4%	11.3%	12.6%

    |    ANNEX B       B-1

HEIDRICK & STRUGGLES

Our Worldwide Locations

AMERICAS
—
Atlanta
Boston
Calgary
Chicago
Costa Mesa
Dallas
Houston
Los Angeles
Mexico City
Miami
New York
Philadelphia
Rio de Janeiro
San Francisco
São Paulo
Stamford
Toronto
Washington, D.C.

EUROPE
—
Amsterdam
Bremen
Brussels
Copenhagen
Dublin
Düsseldorf
Frankfurt
Helsinki
Istanbul
Lisbon
London
Madrid
Milan
Moscow
Munich
Paris
Warsaw
Zürich

ASIA PACIFIC
—
Beijing
Hong Kong
Melbourne
Mumbai
New Delhi
Perth
Seoul
Shanghai
Singapore
Sydney
Tokyo

AFRICA / MIDDLE EAST
—
Johannesburg
Dubai

Heidrick & Struggles International, Inc.
233 South Wacker Drive, Suite 4900
Chicago, IL 60606
312 496 1200
www.heidrick.com

HEIDRICK & STRUGGLES INTERNATIONAL, INC. 233 S. WACKER DR.,SUITE 4900 CHICAGO, IL 60606
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
1    OF                2 1 1
VOTE BY INTERNET—www.proxyvote.com Before the Meeting—Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During the Meeting—Go to www.virtualshareholdermeeting.com/HSII2021
You may attend the meeting via the internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions to join the meeting and vote.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
NAME
THE COMPANY NAME INC.—COMMON THE COMPANY NAME INC.—CLASS A THE COMPANY NAME INC.—CLASS B THE COMPANY NAME INC.—CLASS C THE COMPANY NAME INC.—CLASS D THE COMPANY NAME INC.—CLASS E THE COMPANY NAME INC.—CLASS F THE COMPANY NAME INC.—401 K
CONTROL #
SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
For Withhold For All All All Except
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees
01) Elizabeth L. Axelrod 02) Laszlo Bock 03) Lyle Logan 04) T. Willem Mesdag 05) Krishnan Rajagopalan 06) Stacey Rauch 07) Adam Warby
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR proposals 2 and 3.
2. Advisory vote to approve Named Executive Officer compensation.
3. To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for    2021.
NOTE: Such other business as may properly come before the Annual Meeting or any adjournment thereof.
For Against Abstain
0000000000 0 2
0000510697_1    R1.0.0.177
Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
JOB #
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
SHARES CUSIP # SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com
HEIDRICK & STRUGGLES INTERNATIONAL, INC. Annual Meeting of Stockholders May 27, 2021 8:00 AM Central Daylight Time Via live webcast at www.virtualshareholdermeeting.com/HSII2021 This proxy is solicited by the Board of Directors
The undersigned hereby appoints Kamau Coar and Kelly A. Crosier, or either of them, as Proxies, with full power of substitution, to vote, as directed, all the shares of common stock of Heidrick & Struggles International, Inc. held of record as of March 31, 2021, at the Annual Meeting of Stockholders to be held on May 27, 2021, or any adjournment of the meeting. This proxy authorizes either of them to vote in their discretion on any matter that may properly come before the Annual Meeting or any adjournment of the meeting. You can virtually attend the meeting online by visiting www.virtualshareholdermeeting.com/HSII2021.
This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, this proxy will be voted “FOR” the election of all nominees for directors listed on the reverse side; “FOR” Proposals 2 and 3; and in the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting and at any adjournment or postponement thereof.
Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 p.m. Eastern time on May 26, 2021.
Continued and to be signed on reverse side
0000510697_2    R1.0.0.177